                           OFFER TO PURCHASE FOR CASH

             ALL OF THE OUTSTANDING SHARES OF CLASS A COMMON STOCK

                                       OF

                       PRODIGY COMMUNICATIONS CORPORATION
                                       AT

                              $5.45 NET PER SHARE

                                       BY

                       SBC INTERNET COMMUNICATIONS, INC.

                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                            SBC COMMUNICATIONS INC.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
 NEW YORK CITY TIME, ON TUESDAY, OCTOBER 30, 2001, WHICH DATE MAY BE EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN A NUMBER OF SHARES OF CLASS A COMMON STOCK, PAR VALUE $.01 PER SHARE (THE "SHARES"), OF PRODIGY COMMUNICATIONS CORPORATION WHICH, EXCLUDING THE SHARES BENEFICIALLY OWNED BY SBC COMMUNICATIONS INC. AND ITS SUBSIDIARIES, WILL CONSTITUTE AT LEAST A MAJORITY OF THE REMAINING OUTSTANDING SHARES ON A FULLY DILUTED BASIS AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER (THE "MINIMUM TENDER CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN SECTION 10.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares should, as applicable, (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such facsimile with such stockholder's certificate(s) for the tendered Shares and any other required documents to the Depositary (as defined herein), (2) follow the procedure for book-entry transfer of Shares set forth in Section 3 or (3) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

     A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to the Information Agent (as defined herein) or to the Dealer Managers (as defined herein) at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

                             ---------------------

                     THE DEALER MANAGERS FOR THE OFFER ARE:

                              GOLDMAN, SACHS & CO.
                     The date of this Offer to Purchase is

                                October 2, 2001

                               SUMMARY TERM SHEET

     This summary highlights important and material information from this Offer to Purchase but is intended to be an overview only. To fully understand the offer described in this document and for a more complete description of the terms of the offer described in this document, you should read carefully this entire Offer to Purchase, the appendices to this Offer to Purchase, documents incorporated by reference or otherwise referred to herein and the Letter of Transmittal. We have included section references to direct you to a more complete description of the topics contained in this summary.

     - SBC and SBC Internet, a subsidiary of SBC, currently own approximately 42% of the Prodigy voting power and are proposing to acquire all of the Class A Common Stock of Prodigy at a price of $5.45 per share. See
       Section 1 beginning on page 22 for a description of the terms of the Offer.

     - This is a "going private" transaction. If the tender offer is completed, SBC Internet and SBC intend to cause Prodigy to merge with SBC Internet or an affiliate of SBC Internet and as a result:

        - SBC will own all of the equity interests in Prodigy;

        - you will no longer have any interest in Prodigy's future earnings or growth;

        - Prodigy will no longer be a public company; and

        - Prodigy common stock will no longer trade on the Nasdaq National
          Market.

       See "Special Factors -- Certain Effects of the Offer" beginning on page
       19.

     - The tender offer has been commenced without obtaining the prior approval of Prodigy's board of directors.

     - SBC Internet has extensive commercial agreements with Prodigy that SBC Internet will be free to modify if the tender offer and merger are completed. See "Special Factors -- Terms of Prodigy's Strategic Relationship with SBC" beginning on page 4 and "Special
       Factors -- Implementation and Modifications to Operating Relationships" beginning on page 5.

     - The tender offer is conditioned on the tender of at least a majority of the Class A Common Stock of Prodigy owned by persons other than SBC and its subsidiaries. Because persons and entities affiliated with Telefonos de Mexico (the "Telmex Affiliates") own approximately 59.3% of the Class A Common Stock outstanding, this condition cannot be satisfied unless the Telmex Affiliates tender at least a substantial portion of their shares. Carlos Slim Helu is the Chairman of two of the Telmex Affiliates and he also is a member of the board of directors of SBC. According to published news reports on September 27, 2001, the Telmex Affiliates have said they are studying the offer and have yet to make a final decision on whether to sell their shares. See "Special Factors -- Relationships between SBC, Telmex and America Movil" beginning on page 19.

     - Stockholders who sell their shares in the offer will, if the offer is completed, receive cash for their shares sooner than shareholders who wait for the merger, but shareholders who tender will not be entitled to a judicial appraisal of the fair value of their shares under Delaware law and any shareholders who do not tender their shares and properly dissent from the merger may exercise such appraisal rights. See Section 8 beginning on page 31 for more information on appraisal rights.

     - SBC Internet presently intends to pay in a subsequent merger the same consideration as is paid in the tender offer.

                  QUESTIONS AND ANSWERS ABOUT THE TENDER OFFER

- WHO IS OFFERING TO BUY MY SECURITIES?

  SBC Internet Communications, Inc., a Delaware corporation and an indirect wholly owned subsidiary of SBC Communications Inc., is offering to buy your securities as described in this document. See Section 7 of this document for further information about SBC Internet and SBC.

- WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

  SBC Internet is offering to buy all of the shares of Class A Common Stock of Prodigy not currently owned by SBC or its subsidiaries. For information about the conditions to which the offer is subject, see Section 10 of this document.

- HOW MUCH IS SBC INTERNET OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

  SBC Internet is offering to pay $5.45 in cash for each share of Class A Common Stock of Prodigy. See Section 1 of this document for information about the terms of the offer.

- DOES SBC INTERNET HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

  Yes. SBC will assure that SBC Internet has the financial resources to fund the offer described in this document with cash on hand, working capital, intercompany borrowings or a combination thereof. See Section 9 of this document for more information about how SBC Internet will finance the offer.

- WHY ARE SBC AND SBC INTERNET MAKING THIS OFFER?

  SBC believes that Prodigy as a stand-alone company will increasingly have difficulty competing with the large, well-capitalized companies that are Prodigy's principal competitors. Prodigy's continued success is important to SBC both to preserve the value of SBC's investment in Prodigy and to assure that SBC, which is the largest provider of digital subscriber line ("DSL") high speed Internet access in the United States, has a state-of-the-art Internet service to offer its DSL customers. SBC has concerns as to whether Prodigy has the resources necessary to provide such an Internet service as a stand-alone company.

- IS THIS OFFER SUPPORTED BY THE PRODIGY BOARD OF DIRECTORS?

  No. This offer is made without obtaining the prior approval of the Prodigy board of directors and is not conditioned on the receipt of Prodigy board approval. The Prodigy board of directors is required to advise Prodigy stockholders of a board position within ten business days of the date of this document.

- WHY AREN'T SBC AND SBC INTERNET SEEKING APPROVAL OF THEIR OFFER FROM PRODIGY'S INDEPENDENT DIRECTORS?

  SBC wants to begin to realize the benefits of an enhanced Prodigy Internet offering as soon as possible and believes that making a tender offer directly to Prodigy stockholders will be significantly faster than making a proposal for consideration of Prodigy's independent directors and negotiating a merger agreement with those directors. SBC believes that the Prodigy stockholders are sophisticated investors capable of evaluating the fairness of the offer. SBC Internet and SBC are not seeking to negotiate with Prodigy with respect to the acquisition of Prodigy. SBC is prepared, however, to cooperate with the independent directors of Prodigy in any way that does not delay SBC Internet's acquisition of shares. SBC Internet and SBC reserve the right to amend the offer if they enter into a merger or other agreement with Prodigy.

- HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE INITIAL OFFERING PERIOD?

  You may tender your shares pursuant to the offer until Tuesday, October 30, 2001, which is the scheduled expiration date of the offering period, unless SBC Internet decides to extend the offering period or provide a subsequent offering period. See Section 3 of this document for information about tendering your shares.

- CAN THE OFFER BE EXTENDED, AND HOW WILL I BE NOTIFIED IF THE OFFER IS
  EXTENDED?

  Yes, SBC Internet may elect to extend the offer. It can do so by issuing a press release no later than 9:00 A.M., New York City time, on the next business day following the scheduled expiration date of the offer, stating the extended expiration date and the approximate number of shares tendered to date. See Section 1 of this document for information about extension of the offer.

- WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

  Following the satisfaction of all the conditions to the offer and the acceptance of and payment for all the shares tendered during the offering period, SBC Internet may elect to provide a subsequent offering period for at least three business days, during which time stockholders whose shares have not been accepted for payment may tender, but not withdraw, their shares and receive the offer consideration. We are not permitted under the federal securities laws to provide a subsequent offering period of more than twenty business days. See Sections 1 and 4 of this document for more information concerning any subsequent offering period.

- WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

  The offer is conditioned upon, among other things, satisfaction of the minimum tender condition, which requires there being validly tendered and not withdrawn a majority of the Class A Common Stock of Prodigy on a fully diluted basis, excluding shares owned by SBC and its subsidiaries. See the Introduction to this document for a description of the minimum tender conditions. For a complete description of all of the conditions to which the offer is subject, see Section 10 of this document.

- HOW DO I TENDER MY SHARES?

  If you hold the certificates for your shares, you should complete the enclosed Letter of Transmittal and enclose all the documents required by it, including your certificates, and send them to the Depositary at the address listed on the back cover of this document. If your broker holds your shares for you in "street name" you must instruct your broker to tender your shares on your behalf. In any case, the Depositary must receive all required documents prior to the expiration date of the offer, which is Tuesday, October 30, 2001 unless extended. If you cannot comply with any of these procedures, you still may be able to tender your shares by using the guaranteed delivery procedures described in this document. See Section 3 of this document for more information on the procedures for tendering your shares.

- UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

  The tender of your shares may be withdrawn at any time prior to the expiration date of the offer. There will be no withdrawal rights during any subsequent offering period. See Section 4 of this document for more information.

- HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

  You (or your broker if your shares are held in "street name") must notify the Depositary at the address and telephone number listed on the back cover of this document, and the notice must include the name of the stockholder that tendered the shares, the number of shares to be withdrawn and the name in which the tendered shares are registered. For complete information about the procedures for withdrawing your previously tendered shares, see Section 4 of this document.

- IF SBC INTERNET CONSUMMATES THE TENDER OFFER, WHAT ARE ITS PLANS WITH RESPECT TO ALL THE SHARES THAT ARE NOT TENDERED IN THE OFFER?

  If we consummate the tender offer, we intend to cause a merger to occur between Prodigy and SBC Internet or an affiliate of SBC Internet in which any remaining stockholders will also receive cash, subject to your right to dissent and demand the fair cash value of your shares. If the minimum tender condition is not satisfied, we do not presently intend to acquire any shares. SBC Internet presently intends that the cash consideration paid in the merger will be the same as paid in the tender offer.

- IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

  The purchase of shares by SBC Internet will reduce the number of shares that might otherwise trade publicly and may reduce the number of holders of shares, which could adversely affect the liquidity and market value of the remaining shares held by the public. The shares may also cease to be quoted on NASDAQ. Also, SBC Internet may no longer be required to make filings with the SEC or comply with the SEC's rules relating to publicly held companies. See "Special Factors -- Certain Effects of the Offer" of this document for complete information about the effect of the offer on your shares.

- WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

  On September 21, 2001, the last full trading day prior to the public announcement of the offer, the reported closing price on The Nasdaq National Market was $3.54 per share. During 2001 through September 21, the average closing price was $4.03 per share. You should obtain a recent market quotation for shares of the Class A Common Stock of Prodigy in deciding whether to tender your shares. See Section 5 of this document for recent high and low sales prices for the shares.

- WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

  If you have questions or you need assistance you should contact the Information Agent at the following address and telephone number:

     Georgeson Shareholder Communications Inc.
     17 State Street, 10th floor
     New York, New York 10004
     Toll Free: 1-800-223-2064
     Banks and Brokers may call collect: 212-440-9800

                               TABLE OF CONTENTS

SECTION                                                       PAGE
-------                                                       ----
Summary Term Sheet..........................................  iii
Questions and Answers.......................................   iv
Introduction................................................    1
Special Factors.............................................    3
   1. Terms of the Offer....................................   22
   2. Acceptance for Payment and Payment for Shares.........   23
   3. Procedure for Tendering Shares........................   24
   4. Rights of Withdrawal..................................   26
   5. Price Range of Shares; Dividends......................   27
   6. Certain Information Concerning Prodigy................   28
   7. Certain Information Concerning SBC and SBC Internet...   30
   8. Merger; Section 203; Appraisal Rights; Rule 13e-3.....   31
   9. Source and Amount of Funds............................   33
  10. Certain Conditions of the Offer.......................   33
  11. Dividends and Distributions...........................   36
  12. Certain Legal Matters.................................   36
  13. Fees and Expenses.....................................   38
  14. Miscellaneous.........................................   39
Schedule A Information Concerning the Directors and
  Executive Officers of SBC and SBC Internet................  A-1
Schedule B Security Ownership of Certain Beneficial Owners
  and Management............................................  B-1
Schedule C Summary of Prodigy Financial Models and
  Projections...............................................  C-1
Schedule D Section 262 of the Delaware General Corporate
  Law.......................................................  D-1

TO THE HOLDERS OF SHARES OF CLASS A COMMON STOCK OF
PRODIGY COMMUNICATIONS CORPORATION:

INTRODUCTION

     SBC Internet Communications, Inc., a Delaware corporation ("SBC Internet" or "Purchaser") and an indirect wholly owned subsidiary of SBC Communications Inc., a Delaware corporation ("SBC"), hereby offers to purchase all of the outstanding shares of Class A Common Stock, par value $.01 per share (the "Shares"), of Prodigy Communications Corporation, a Delaware corporation ("Prodigy"), at $5.45 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses of Goldman, Sachs & Co. ("Goldman Sachs" or the "Dealer Managers"), American Stock Transfer & Trust Company (the "Depositary") and Georgeson Shareholder Communications Inc. (the "Information Agent").

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN A NUMBER OF SHARES WHICH, EXCLUDING THE SHARES BENEFICIALLY OWNED BY SBC AND ITS SUBSIDIARIES, WILL CONSTITUTE AT LEAST A MAJORITY OF THE REMAINING OUTSTANDING SHARES ON A FULLY DILUTED BASIS AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN SECTION 10.

     PURPOSE OF THE OFFER; THE MERGER. The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in Prodigy. SBC Internet currently intends, as soon as practicable upon consummation of the Offer, to propose and seek to have Prodigy effect a merger or some similar business combination (the "Merger") between Prodigy and SBC Internet or an affiliate thereof, pursuant to which each then outstanding Share (other than Shares held by Prodigy in treasury, or owned by SBC and its subsidiaries or Shares, if any, that are held by stockholders who are entitled to and who properly exercise dissenters' rights under Delaware law), would be converted into cash pursuant to the terms of the Merger. SBC Internet presently intends that the cash consideration paid in the Merger will be the same as paid in the Offer. See Section 8.

     The Merger is subject to a number of conditions, including approval by stockholders of Prodigy, if such approval is required by applicable law. In the event SBC Internet acquires 90% or more of the outstanding Shares pursuant to the Offer or otherwise, SBC Internet will effect the Merger pursuant to the short-form merger provisions of the Delaware General Corporation Law (the "DGCL"), without prior notice to, or any action by, any other stockholder of Prodigy. See Section 8.

     MINIMUM TENDER CONDITION. The Offer is conditioned on, among other things, the Minimum Tender Condition being satisfied. See Section 10. According to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 (the "Form 10-Q"), filed by Prodigy on August 14, 2001 with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as of August 7, 2001, there were 70,480,750 Shares issued and outstanding. According to information provided by Prodigy to SBC there are approximately 4,223,313 Shares subject to issuance at $5.45 or less pursuant to Prodigy's stock option and incentive plans.

     Based on the foregoing, SBC Internet believes there are approximately 74,642,813 Shares outstanding on a fully diluted basis (treating as outstanding, options or share purchase rights subject to issuance at approximately $5.45 or less), excluding shares issued or issuable to SBC or its subsidiaries. Accordingly, Purchaser believes that the Minimum Tender Condition would be satisfied if at least approximately 37,321,407 Shares are validly tendered prior to the Expiration Date (as defined herein).

     According to publicly available information, the Telmex Affiliates, including Telefonos de Mexico, S.A. de C.V. ("Telmex"), Telmex Financial Ventures, LLC and Carso Global Telecom, S.A. de C.V. ("CGT"), collectively own approximately 41,910,111 Shares. Accordingly, the Minimum Tender Condition cannot be satisfied unless the Telmex Affiliates tender a substantial portion of their Shares. According to published news reports, on September 27, 2001, a spokesperson for the Telmex Affiliates said they are studying the Offer and have yet to make a final decision on whether to sell their Shares. Mr. Carlos Slim Helu, Chairman of Telmex and CGT, is a director of SBC. See "Special
Factors -- Relationship Between SBC, Telmex and America Movil" for a description of the relationships between SBC and the Telmex Affiliates.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

BACKGROUND OF SBC'S INVESTMENT IN PRODIGY

     The following is a description of the background of SBC's initial investment in Prodigy. This background is drawn largely from the information provided in Prodigy's proxy statement for Prodigy's 2000 Annual Meeting of Stockholders at which the SBC investment in Prodigy was approved.

     During the first half of 1999, each of SBC and Prodigy was exploring ways to obtain additional resources for their respective Internet access businesses. In that regard, Samer F. Salameh, then chairman of the board and chief executive officer of Prodigy, and Andrea S. Hirsch, then executive vice president of business development and general counsel of Prodigy, met and spoke on several occasions with Stephen A. McGaw, then managing director-corporate development of SBC, Dave Shanberg, then director-corporate development of SBC, and John Beans, then director of business development for Pacific Telesis Shared Services, to discuss possible transactions. During this time, SBC and Prodigy exchanged due diligence information and, according to information previously disclosed by Prodigy, in late June 1999, Prodigy engaged Bear Stearns as its financial advisor.

     SBC and Prodigy engaged in discussions with several other major Internet service providers regarding potential business contributions and other strategic alternatives. On September 17, 1999, Mr. Salameh and Ms. Hirsch met with Messrs. McGaw and Shanberg in San Antonio to review a proposed term sheet for the contribution of the SBC Internet access businesses to Prodigy in exchange for equity in Prodigy.

     At a meeting of Prodigy's board of directors held on September 23, 1999, Prodigy's management reviewed with the board a term sheet for the SBC transaction and discussed the proposed transaction. The board discussed the strategic and other benefits of the SBC transaction to Prodigy, citing the increased subscriber base, access to new marketing channels and the ability Prodigy would have to leverage SBC's commitment to high speed Internet access.

     During the course of the discussion, James R. Adams, a director of Prodigy and a former officer of SBC, indicated that he did not consider himself independent of SBC because he held stock in and received a pension from SBC. As a result, Prodigy's board of directors established a special committee, consisting of Mr. Salameh, Alfredo Sanchez, Arturo Elias, James M. Nakfoor and Russell I. Pillar, with full authority to consider and make a recommendation to the full board of directors regarding the proposed SBC transaction. These directors were selected for the special committee because they did not have a direct financial interest in SBC.

     At a meeting held on October 20, 1999, the special committee further considered the proposed SBC transaction. The special committee reviewed various materials and discussed the underlying valuation principles and other material arrangements of the proposed transaction. From October 20 through November 19, 1999, in a series of conference calls, representatives of SBC and Prodigy continued to negotiate the terms of definitive agreements.

     At a meeting held on November 19, 1999, the special committee reviewed additional materials prepared by Prodigy's management and by Bear Stearns. At the conclusion of their presentation, representatives of Bear Stearns stated Bear Stearns' opinion that, as of November 19, 1999, the consideration to be issued by Prodigy to SBC in the SBC transaction was fair, from a financial point of view, to Prodigy. The special committee then recommended approval of the SBC transaction to the full board of directors, which approved the transaction.

     The Prodigy stockholders met and approved the initial SBC investment on May 24, 2000. The transactions contemplated in connection with SBC Internet's initial investment in Prodigy were completed on May 31, 2000 and the strategic relationship between SBC and Prodigy was established.

     For a more detailed description of the course of events outlined above, see the Proxy Statement, dated May 5, 2000, for Prodigy's 2000 Annual Meeting. See
Section 6.

TERMS OF PRODIGY'S STRATEGIC RELATIONSHIP WITH SBC

     In May 2000, upon closing the initial SBC investment, Prodigy and SBC established a strategic relationship in which:

     - SBC, through its indirect wholly owned subsidiary SBC Internet, acquired an initial equity interest in Prodigy of approximately 43%;

     - Prodigy became the exclusive retail Internet service marketed by SBC to consumers and small businesses in the United States;

     - SBC committed to obtain 1,200,000 additional Internet subscribers for Prodigy over a three-year period and Prodigy agreed to pay SBC a fee ("bounty") for each such subscriber; and

     - SBC became Prodigy's exclusive provider of various telecommunications services.

     FORMATION AND OWNERSHIP OF OPERATING PARTNERSHIP. In connection with the establishment of the strategic relationship between Prodigy and SBC:

     - Prodigy contributed substantially all of its assets and liabilities and transferred its employees to a new limited partnership (the "Operating Partnership") formed to own and operate Prodigy's business;

     - SBC contributed to the Operating Partnership routers, servers and associated telecommunications hardware and intangible assets consisting primarily of royalty-free licenses to use SBC's trademarks; and

     - Prodigy received an initial interest in the Operating Partnership of approximately 57.4% and Purchaser received an initial interest in the Operating Partnership of approximately 42.6%.

     As of the date hereof, Purchaser has the right to exchange its units in the Operating Partnership for approximately 50.45 million Shares. This number can increase to up to a total of 51,843,631 Shares if Purchaser's book capital account increases in accordance with the terms of an operating partnership agreement between Purchaser and Prodigy.

     Prodigy also issued to Purchaser one share of Class B Common Stock in consideration of $100. Class B Common Stock is not quoted on the Nasdaq National Market or any other exchange. The share of Class B Common Stock is convertible at any time into the same number of shares of Class A Common Stock as Purchaser's units in the Operating Partnership.

     Prodigy's stockholders exchanged their shares of Common Stock for shares of Class A Common Stock. Prodigy is now a holding company whose sole assets consist of rights under certain stock-related agreements and plans and the approximate 57.4% interest in the Operating Partnership. Prodigy's sole business is to act as the sole General Partner of the Operating Partnership.

     CORPORATE GOVERNANCE. As part of its strategic relationship with SBC, Prodigy amended its certificate of incorporation and by-laws to implement the following corporate governance arrangements:

     - each holder of Class A Common Stock is entitled to one vote per share and Purchaser, as holder of Class B Common Stock, is entitled to one vote for the share of Class B Common Stock held by it and one vote for each unit in the Operating Partnership held by it;

     - SBC has the right, through a class vote of the Class B Common Stock, to elect three of Prodigy's nine directors and also has the contractual right to appoint certain of Prodigy's officers;

     - holders of Class A Common Stock and Class B Common Stock generally will vote together as a single class on all other matters (including the election of the directors who are not elected separately by SBC through a class vote of the Class B Common Stock) presented to the stockholders for their vote or approval except as otherwise required by applicable law or Prodigy's Certificate of Incorporation; and

     - Prodigy's board established an executive steering committee, which must evaluate and unanimously approve all major corporate actions, such as mergers, acquisitions and capital expenditures or borrowings in excess of $20 million, prior to being submitted to the board for consideration. SBC has the right to appoint two members to the executive steering committee and the Telmex Affiliates have the right to appoint the other two members.

     Please see "-- Relationships between SBC, Telmex and America Movil" for a discussion of the voting agreement between SBC and the Telmex Affiliates.

IMPLEMENTATION AND MODIFICATIONS TO OPERATING RELATIONSHIPS

     AMENDED AND RESTATED STRATEGIC AND MARKETING AGREEMENT WITH SBC. In order to implement their strategic relationship, Prodigy and SBC in May of 2000 entered into a strategic and marketing agreement.

     In connection with the strategic relationship, a number of SBC executives have been transferred to or otherwise employed by Prodigy from time to time to support its operations. These executives currently include Paul Roth, Chief Executive and President, Greg Williams, Executive Vice President and Chief Operating Officer, Allen Craft, Executive Vice President of Finance, Treasurer and Chief Financial Officer, Daniel Iannotti, Vice President, General Counsel and Secretary, and Rich Walker, Vice President of Human Resources. Messrs. Iannotti and Walker retired from employment with SBC and in connection with such resignations received a termination payment in accordance with a company-wide early retirement program. Messrs. Roth, Williams and Craft continue to be employees of SBC Operations, Inc., and Prodigy reimburses SBC Operations, Inc. for salaries, bonuses and other amounts paid to them or expenses incurred in respect of their continued employment by SBC. All amounts paid to individuals transferred to Prodigy and SBC employees who are directors of Prodigy are consistent with normal compensation levels for equivalent positions at SBC and its subsidiaries.

     During the fall of 2000, Prodigy began to experience liquidity problems and was unable to obtain financing for its continued operation. SBC and the Telmex Affiliates each advised Prodigy they were unlikely to invest additional amounts in Prodigy. Prodigy's difficulties led Prodigy management to seek mechanisms to reduce the near term cash requirements. In connection with this process, SBC and Prodigy prepared financial models to illustrate the cash flow effects of amending various terms of the Strategic and Marketing Agreement and a summary of these models was shared with the Prodigy Board of Directors on October 18, 2000. A summary of these discounted cash flow models is included below under "-- Prodigy Financial Models and Projections".

     At the October 18, 2000 meeting of the Prodigy Board of Directors, James S. Kahan, Senior Executive Vice President -- Corporate Development of SBC, discussed his perspective on, and possible actions to address the weakness of, Prodigy's financial position. In particular he discussed the possibility of a merger with an Internet service provider with a stronger cash position, raising additional equity from private sources (including in connection with a possible share repurchase or going private transaction) and continuing with Prodigy's current business plan with only the modifications necessary to maintain Prodigy's solvency. Mr. Kahan recommended that the Prodigy board establish a committee of independent directors to consider these alternatives and hire necessary advisors.

     The Prodigy board requested that Mr. Kahan assist Prodigy in pursuing a business combination for Prodigy, but the potential merger parties were not interested in pursuing a transaction with Prodigy. Mr. Kahan also pursued an equity investor that had expressed interest in acquiring an equity interest comparable in size to that of SBC, possibly in conjunction with a share repurchase or going private transaction. The complexity associated with bringing in another major investor caused this alternative to appear less attractive.

     Shortly thereafter, SBC proposed and Prodigy accepted a deferred bounty payment structure that would help Prodigy mitigate its liquidity problems. During November and December 2000, representatives of SBC worked with Prodigy's management and outside legal and financial advisors retained by Prodigy's independent directors to amend the terms of the strategic and marketing agreement to reduce Prodigy's cash requirements for SBC procured subscribers, and to return to SBC primary responsibility for the customer relationship.

     Prodigy directors who were independent of SBC directed the negotiations with Purchaser and they retained outside legal counsel and financial advisors. The principal issues in the negotiation were the timing and amounts of payments by Prodigy to SBC for new subscribers and by SBC to Prodigy for portal services, the timing of the migration of existing SBC DSL customers to the Prodigy service, the length of SBC's commitment to Prodigy and the number of new subscribers required to be procured to avoid adjustment payments from SBC to Prodigy. During these negotiations it became clear that Prodigy was not going to be able to obtain financing from a third party. At this time, although SBC was reluctant to invest additional amounts, SBC agreed to extend Prodigy the $110,000,000 credit facility described below under "-- SBC Credit Agreement".

     As a result of these negotiations, in January 2001 and again in June 2001, Prodigy and SBC amended and restated the strategic and marketing agreement as follows:

     - SBC and its affiliates agreed to act as sales representatives to market the Prodigy Internet service to retail residential dial-up subscribers in the United States and agreed, subject to regulatory restrictions on SBC, not to market the retail service of any other Internet service provider to residential dial-up subscribers until December 31, 2009, subject to the exceptions contained in the fifth bullet point of this section, although SBC and its affiliates may market their own Internet products and services to residential dial-up subscribers;

     - SBC and its affiliates agreed to purchase the Prodigy Internet service for resale to retail DSL and business dial-up subscribers and agreed, subject to regulatory restrictions on SBC, not to market the service of any other Internet service provider to retail DSL and business dial-up subscribers until December 31, 2009, subject to the exceptions contained in the fifth bullet point of this section;

     - for residential dial-up subscribers, the Prodigy Internet service will be co-branded by Prodigy and SBC, and Prodigy will provide customer service activation and support for such subscribers;

     - for business dial-up and DSL subscribers, the Prodigy Internet service will be co-branded by Prodigy and SBC, and SBC and its affiliates will provide customer service and bill such subscribers;

     - SBC and its affiliates may:

        - take action to preserve and retain certain legacy subscribers (i.e., SBC's subscribers prior to the initial transaction with Prodigy);

        - co-brand with a competitive retail Internet service provider products or services offered by SBC or its affiliates;

        - enter into agreements with competitive retail Internet service providers to provide DSL services in conjunction with the products or services offered by SBC or its affiliates;

        - list competitive retail Internet service providers on their web sites or in their products as long as they are not more prominent or otherwise treated more favorably than the Prodigy Internet service;

        - provide any individual products and services constituting retail Internet service provider services to a competitor whose products and services are branded under the competitor's marks in bundles so long as such bundles do not constitute a retail Internet service provider service;

        - conduct activities as a seller and supplier of advertising and e-commerce through any medium;

        - market any device not manufactured by or exclusively for SBC or its affiliates which includes a competitive retail Internet service so long as such marketing efforts are not predominately concentrated on the use of the retail Internet service or product; and

        - Market or deliver a retail Internet service provider service that includes components of the Prodigy service purchased pursuant to the resale agreement.

     - Prodigy agreed to pay SBC a fee of $35 for each of the first 50,000 residential dial-up subscribers procured by SBC in any calendar year; a fee of $40 for each of the next 50,000 subscribers procured in any calendar year; and a fee of $50 for each subscriber in excess of 100,000 procured in any calendar year. All fees are to be paid in equal installments over a three-year period with the next installment due on October 15, 2001 and subject to interest at the rate of 12% per annum;

     - SBC agreed to procure a minimum of 3,750,000 DSL subscribers and 375,000 dial-up subscribers over the nine-year period beginning on January 1, 2001 and to pay Prodigy a penalty for a shortfall in either class of subscribers in any one year period equal to six times the wholesale price for such service and the amount of the shortfall in the number of subscribers procured during such period, although an excess of subscribers in one class in a given year may be used to (1) reduce the subscriber commitment in another class or (2) offset the penalty or receive a refund of a previous penalty, caused by a shortfall of subscribers in another class (based on an agreed formula);

     - SBC agreed to pay Prodigy for the resold Prodigy Internet service a monthly price of $5.00 for each DSL subscriber and of $9.00 for each business dial-up subscriber until December 31, 2003, and $4.00 for each DSL and business dial-up subscriber thereafter until December 31, 2009, except that if the number of DSL subscribers procured by SBC during the three-year period ending on December 31, 2003 is less than 3,500,000, then the monthly price for each DSL subscriber shall remain at $5.00, unless, at any time thereafter, SBC and its affiliates shall have procured in excess of 3,000,000 but less than 3,500,000 DSL subscribers, in which case the monthly price shall be $4.50 and unless, at any time thereafter, SBC and its affiliates shall have procured in excess of 3,500,000 DSL subscribers, in which case the monthly price shall be $4.00. Notwithstanding the foregoing, if the number of DSL subscribers equals or exceeds 3,000,000 prior to December 31, 2003, then the monthly price shall be $4.50 until the number of DSL subscribers equals or exceeds 3,500,000;

     - SBC agreed to pay Prodigy a fee of $75 for each DSL subscriber Prodigy procures for SBC and its affiliates and $10 for each long distance customer Prodigy procures for SBC and its affiliates;

     - SBC agreed to include Prodigy's name and logo in any advertising where the SBC product or service includes the Prodigy Internet service;

     - Prodigy agreed to make SBC and its affiliates its preferred provider of DSL network services wherever such services are offered by SBC and its affiliates;

     - SBC agreed to forgive approximately $37,000,000 in fees for DSL and business dial-up subscribers and provisioning expenses incurred by Prodigy during the period from May 31, 2000 to December 31, 2000;

     - SBC agreed to negotiate with Prodigy to determine whether or not to forgive an amount to be agreed upon (not to exceed $5,000,000) of charges, penalties, compensation or fees owed by FlashNet Communications, Inc., which was acquired by and merged with and into Prodigy on May 31, 2000;

     - SBC agreed to cause its subsidiary to transfer all of the subscribers of Oklahoma Internet Online to Prodigy without charging a fee to Prodigy for such subscribers;

     - SBC and its affiliates agreed to cause Sterling Commerce, a subsidiary of SBC, to make Prodigy a sales agent for Sterling's small business portal on mutually agreeable terms;

     - SBC agreed to utilize and cause its subsidiaries to utilize Prodigy as their preferred provider of email services;

     - Prodigy agreed to grant SBC the exclusive right to market its long-distance phone service, local phone service, wireless phone services, paging services and related telephony services to Prodigy's subscribers, so long as SBC's terms were competitive with those offered by other providers;

     - Prodigy agreed that SBC would be Prodigy's exclusive network provider so long as SBC offered its network services to Prodigy at the most favorable rates offered to similar purchasers and SBC's terms were competitive with those offered by other providers;

     - Prodigy agreed to grant SBC the exclusive right to provide telecommunications advertising, telecommunications e-commerce and Internet telephony applications in conjunction with the Prodigy Internet service to Prodigy's subscribers, so long as SBC's terms were competitive with those offered by other providers; and

     - Prodigy agreed to utilize SBC as the exclusive provider of electronic yellow and white pages and city guides on Prodigy's Web pages, so long as SBC's terms are competitive with those offered by other providers.

     SBC's exclusive rights described in the four preceding bullet points are subject to Prodigy's existing agreements with other providers. Prodigy currently has agreements with other providers of network, telecommunications and related services. These agreements were not affected by the closing of SBC's initial investment or the amendment and restatement of the strategic and marketing agreement. When these agreements terminate, SBC's exclusive rights described above will apply.

     The agreements may be terminated before December 31, 2009 by SBC if the Prodigy Internet service fails to meet non-subscriber revenue performance standards for three consecutive quarters or by either party if the other party breaches the agreement. For one year after December 31, 2009, or such earlier date of termination if the agreement is terminated on account of SBC's early withdrawal from, or breach of, the agreements, SBC and its affiliates will not market on a stand-alone basis any other retail Internet service provided in the United States.

     The foregoing description of the agreements between Prodigy and SBC are qualified in their entirety by reference to the text of the Narrowband Internet Service Sales Agency Agreement, dated January 1, 2001, the Internet Service Resale Agreement, dated January 1, 2001 and amended as of June 13, 2001 and the Supplemental Agreement, dated January 1, 2001, which are incorporated by reference herein and are filed as Exhibits O, P and Q to SBC's Schedule 13D/A, dated September 21, 2001, filed with the SEC and available for inspection in the manner set forth with respect to information concerning SBC in Section 7.

     Representatives of SBC and Prodigy communicate with each other on a regular basis regarding routine matters and the implementation of the agreements between them. These regular communications relate to technology issues around the Prodigy client software, e-mail platforms and network integration, systems integration and communications between Prodigy and SBC, Prodigy dial-up access product specifications and marketing, DSL marketing and promotions, development of new products, migration of the historic SBC Internet access customer base to the Prodigy service and financial terms of intercompany transactions. In addition, as the parties gain experience with these agreements each sometimes suggests modifications to the agreement terms, either generally or to address unusual circumstances. As of the date hereof, these agreements have not been amended although discussions concerning possible amendments continue to occur.

     SBC CREDIT AGREEMENT. In order to assist Prodigy in meeting its liquidity requirements in December 2000, SBC entered into a Credit Agreement, dated December 29, 2000 (the "Credit Agreement"), with Prodigy pursuant to which SBC agreed to make revolving loans to Prodigy, from time to time, in the maximum aggregate principal amount of $110,000,000. The Credit Agreement will terminate on December 31, 2003 or earlier at SBC's election if Prodigy is in breach of the Credit Agreement or undergoes a change in control. The loans are unsecured, bear interest at a rate per annum equal to the one month LIBOR plus 400 basis points, and may be prepaid without penalty at any time. The principal and accrued interest on all outstanding loans are due upon termination of the credit agreement. As of the date hereof, approximately $15,900,000 is outstanding under the Credit Agreement.

     Until the Credit Agreement has been terminated and the principal and interest on each loan has been paid in full, Prodigy may not:

     - create, incur, assume or permit to exist any lien on any property owned by it, other than certain permitted liens;

     - merge with or into any other person, unless no event of default shall have occurred or be continuing as a result thereof and Prodigy is the surviving corporation, or dispose of all or substantially all of its assets;

     - engage in transactions with its affiliates on terms and conditions less favorable than could be obtained on an arm's-length basis; or

     - except under limited circumstances, enter into any agreement or arrangement that imposes any condition on or restricts Prodigy's ability to create, incur or permit to exist any lien on its property or assets, or imposes any condition on or restricts any subsidiary's ability to pay dividends or make other distributions with respect to its capital stock or guarantee indebtedness.

     The foregoing description of the Credit Agreement is qualified in its entirety by reference to the text of the Credit Agreement, which is filed as Exhibit L to SBC's Schedule 13D/A, dated January 3, 2001, filed with the SEC and available for inspection in the manner set forth with respect to information concerning SBC in Section 7.

     PAYMENTS BETWEEN SBC AND PRODIGY. In connection with the commercial arrangements described elsewhere herein, SBC and Prodigy regularly make payments to each other for services provided. In 2000, Prodigy paid SBC approximately $136 million, primarily for DSL network services and customer care and pre-migration dial-up fees. Other payments included dial and ISDN bounties, customer premises equipment installation expenses and fulfillment. In 2000, SBC paid Prodigy approximately $152 million, primarily for management fees for dial-up and DSL and payment of DSL accounts receivable. Through August 2001, Prodigy paid SBC approximately $58 million, primarily for pre-migration dial-up fees, dial and ISDN bounties, operations expense reimbursements, and dial-up and ISDN network expenses. Through August, 2001 SBC paid Prodigy approximately $90 million, primarily for dial-up management fees and dial-up and DSL portal fees.

BACKGROUND OF THE OFFER

     Prodigy's financial difficulties in late 2000 caused SBC to consider transactions that might bolster Prodigy's financial condition. Representatives of SBC have periodically discussed with other major Internet service providers the possibility of combining Prodigy or its subscribers with another Internet service. None of these transactions has resulted in any agreement. In some cases this was because the other party was not interested in pursuing a transaction involving Prodigy. In other cases it did not appear likely a transaction could be completed on terms likely to satisfy SBC's fundamental business objectives for a strategic Internet service provider partner. Given the importance of the SBC strategic relationship to Prodigy, SBC does not believe it is practicable for Prodigy to effect a major strategic transaction that does not have SBC's support.

     In early 2001, SBC became increasingly concerned about the extensive marketing, technical and financial resources that Prodigy competitors were devoting to the development of Internet portals that take advantage of high speed Internet access, such as DSL. In May 2001, SBC began to study the possibility of acquiring the Shares not owned by it or its subsidiaries and concluded that such a transaction could, on appropriate financial terms, be advantageous to permit SBC to devote additional resources to Prodigy, reduce expenses at Prodigy by eliminating costs associated with public ownership and provide additional flexibility to move forward quickly if an opportunity arose with another Internet service provider. During this time, SBC representatives were continuing discussions with major Internet service providers, but such discussions never went beyond preliminary discussions of possible terms. On May 10, 2001, Mr. Kahan and Albert K. Hoover, Managing Director -- Corporate Development of SBC, met with Mr. Jaime Chico Pardo, Chief Executive Officer of Telmex, and Andres Vazquez del Mercado, Executive Vice President of Corporate Development of Telmex, to discuss the consumer Internet industry generally and potential partnering opportunities with third party Internet service providers, as well as the possibility of SBC acquiring Prodigy.

     During June 2001, SBC prepared to make a proposal in the event it decided to enter into negotiations with the Prodigy independent directors. On June 21, 2001, Mr. Hoover and Wayne Watts, Vice President and Assistant General
Counsel -- Corporate of SBC Operations, Inc., called Mr. Vazquez of Telmex to advise him that SBC continued to consider acquiring the Shares. On June 27, 2001, Mr. Kahan spoke on the telephone with Mr. Chico, to advise him that SBC was considering making a proposal to acquire the Shares and that SBC hoped that the Telmex Affiliates would find the proposal attractive. Mr. Chico advised Mr. Kahan that the Telmex Affiliates wished to discuss joining with SBC in acquiring the minority interest in Prodigy. Mr. Kahan advised Mr. Chico that this was not SBC's preference, but perhaps it might be possible if appropriate stockholder arrangements could be agreed between them. Mr. Kahan also advised Mr. Chico that the possibility of a proposal to Prodigy would be discussed with the SBC Board of Directors at their regularly scheduled meeting on June 29, 2001 and that Mr. Slim should consider whether he might wish to recuse himself from that portion of the meeting.

     In connection with SBC's preparation for making a proposal, on June 21, 2001 Mr. Kahan and Mr. Watts advised Mr. Charles Foster, Chairman of the Board of Directors of Prodigy and a former Group President of SBC, that SBC might be making a proposal to enter into negotiations with Prodigy's board of directors, and Mr. Foster might wish to advise the independent directors of this possibility so they could consider what advisors they might wish to retain and could be ready to proceed quickly if a proposal were made. Mr. Kahan made it clear that no decision had been made by SBC to proceed with any proposal. On June 26, 2001, Mr. Foster spoke separately with Mr. Watts and James D. Ellis, Senior Executive Vice President and General Counsel of SBC, regarding possible independent director legal counsel that would not have any significant representation of SBC or its subsidiaries. On June 27, 2001 Mr. Watts advised Mr. Foster that if the counsel he wished to retain did legal work for SBC or its subsidiaries SBC would be willing to waive any conflict that might arise from a Prodigy representation so long as the law firm was not one of SBC's principal outside legal advisors.

     SBC's board of directors on June 29, 2001 authorized management to proceed with an acquisition of the minority interest in Prodigy. During the week of June 25, 2001, however, the trading price of the Shares increased from $3.93 to $5.69 and SBC management decided that it was not in SBC's interest to pursue a transaction while the trading price of the Shares was at $5.69. Mr. Kahan advised Mr. Foster on June 29, 2001 that SBC had decided not to make a proposal.

     Following June 29, 2001, SBC continued periodic discussions with other Internet service providers concerning possible transactions or commercial partnerships. Discussions with parties are continuing and SBC is hopeful that some agreement can be reached although no agreement has been reached as of the date hereof. See "-- Purpose of the Offer; SBC Plans for Prodigy".

     By September 2001, Prodigy's stock price had declined and SBC again began considering the possibility of proceeding with a bid for Prodigy. At this time, SBC decided in light of its desire to complete a transaction quickly to proceed with a tender offer rather than negotiate terms with the Prodigy independent directors. On September 19, 2001, Edward E. Whitacre, Jr., Chairman and Chief Executive Officer of SBC, called Mr. Slim to advise him that SBC was again considering proceeding with a Prodigy bid, that SBC intended to proceed using a tender offer at a price of $5.45 per share and SBC would like the Telmex Affiliates to tender their shares. Mr. Whitacre did not seek or obtain any commitment from Mr. Slim as to his intentions. Mr. Chico followed up this conversation with a call to Mr. Kahan in which he raised a number of questions regarding the proposed transaction.

     After the close of trading on September 21, 2001, Mr. Kahan and Mr. Watts called Mr. Foster to advise him that SBC intended to commence the Offer. Mr. Foster expressed surprise and indicated he needed to speak to the Prodigy directors and senior management to apprise them of this development.

     On September 21, SBC also sent the following letter to Prodigy:

     September 21, 2001

     Mr. Charles E. Foster, Chairman & Chief Executive Officer
     Prodigy Communications Corporation
     6500 River Place Blvd., Building III
     Austin, Texas 78730-1113

     Dear Mr. Foster:

          SBC Communications Inc. ("SBC") is pleased to advise you that it intends to commence a tender offer for all of the outstanding shares of common stock of Prodigy Communications Corporation (the "Company") not owned by SBC at a purchase price of $5.45 per share in cash. This represents a premium of approximately 54% over today's closing price of $3.54 and a 35% premium over the average closing price for the calendar year through today. In our view, this price represents a fair price to the Company's shareholders and this transaction would be mutually beneficial to the Company's shareholders and SBC. There will be no financing contingency associated with the tender offer. The tender offer will include a condition that at least a majority of the shares not owned by SBC be tendered and other customary conditions.

          Much has been accomplished since SBC made its investment in Prodigy. We appreciate the efforts you and others have made to improve the Company's performance and strategic position. At the same time, we believe now is the time to move forward to fully integrate the Company into the SBC family which we believe will greatly enhance the competitive position of the Company's offering. Furthermore, with well-funded national competitors stepping up their efforts in the consumer Internet space, we believe Prodigy would encounter increasing difficulties competing as a stand-alone company.

          In order to promptly and fully realize these competitive benefits, we wish to complete the acquisition of the Company as quickly as possible. Accordingly we intend to commence a tender offer next week without waiting for review by the independent directors of the Company. As mentioned above, we are requiring that the transaction be supported by the holders of a majority of the shares owned by persons other than SBC. If, however, the independent directors wish to retain legal and financial advisors to help them consider the position of the independent directors with respect to the tender offer, then SBC will support their doing so.

          We are hopeful that by proceeding with a tender offer SBC will be able to complete its acquisition of the Company more quickly and Company shareholders will be able to receive payment for their shares earlier than would be the case if we sought to negotiate a merger agreement with the independent directors.

          A copy of the press release announcing the tender offer is attached for your information. We expect to make this release public later today.

          Al Hoover will head the SBC business team on this transaction and Wayne Watts will lead the legal team. They may be reached at (210) 351-3425 and (210) 351-3476, respectively. If you have any questions concerning our offer, please contact Al or Wayne.

     Best regards,

     James S. Kahan

     On September 21, 22 and 23, 2001 Mr. Foster called Mr. Kahan numerous times to seek clarification of the process by which SBC intended to proceed. Mr. Foster expressed a desire to establish communications with SBC that could result in a higher offer from SBC. Mr. Kahan advised Mr. Foster, in light of Mr. Foster's employment as a senior officer of SBC prior to his retirement from SBC, to turn over to the directors of Prodigy who have had no relationship with SBC the process of considering the Offer. In light of the obligations he felt to Prodigy, its stockholders and employees, Mr. Foster said he believed Prodigy needed its own legal and financial advisors in addition to any advisors retained by the independent directors.

     On September 25, 2001, Anthony Whittemore, Managing Director of the investment banking firm Deutsche Banc Alex. Brown Inc. contacted Mr. Kahan to advise him that he had been retained by the independent directors to assist them in their evaluation of SBC's announced tender offer. Frank Connor and Matthew Darnall, Managing Directors of Goldman, Sachs & Co., SBC's financial advisor called Mr. Whittemore. In these conversations Mr. Whittemore indicated that while the independent directors were still talking among themselves and seeking advice from outside counsel, they wished to raise certain issues and concerns with SBC, and discuss the anticipated chronology of events. Mr. Kahan indicated that SBC wanted the independent directors to understand why SBC believed the $5.45 price was fair and also indicated that SBC would be willing to have such a discussion so long as it did not delay completion of the timing and terms of Offer. Mr. Hoover and Mr. Whittemore had several conversations concerning the scheduling of a meeting and clarifications about the timing and terms of the Offer. Mr. Whittemore tentatively scheduled a meeting with Mr. Hoover for Friday, September 28, but later advised Mr. Hoover that he needed more time to prepare and would like to meet on Monday, October 1.

     On September 26, 2001, Mr. Hoover and William R. Schlecht, Senior
Counsel -- Mergers & Acquisitions of SBC, contacted Mr. Foster at Mr. Foster's request to discuss the terms of Prodigy's employee stock option plan. Mr. Foster of Prodigy advised Mr. Hoover and Mr. Schlecht that the announcement of SBC's intent to commence a tender offer had created some concerns among Prodigy employees about their employment status and benefits. On September 27, 2001, Mr. Iannotti and Mr. Walker of Prodigy called Mr. Hoover and Mr. Schlecht regarding the Prodigy employee stock plans and indicated they could provide information on Prodigy stock plans and asked to open a channel of communication as to SBC's intentions in these areas if its bid were successful. Mr. Schlecht indicated that SBC sought to minimize disruption to the Prodigy employees and would work with Mr. Iannotti to provide clarification as to SBC's intentions.

     Also on September 27, 2001, Mr. Iannotti called Mr. Wayne Wirtz, General Attorney and Assistant General Counsel of SBC Operations, Inc., to advise him of Mr. Iannotti's belief that two SBC employees elected to the Prodigy board of directors may be in possession of material non-public information with respect to Prodigy. Mr. Joseph Frumkin, a partner at SBC's outside counsel Sullivan & Cromwell, called Mr. Iannotti to follow up on this issue. Mr. Iannotti indicated that both SBC employees were Prodigy directors who had received in their capacity as directors a three-year business plan in January 2001 and that Prodigy was, according to Mr. Iannotti, exceeding the financial results contemplated by the three year plan so far in 2001. See "-- Prodigy Financial Model and Projections" and "-- Other Prodigy Information and Projections" for a discussion of information concerning Prodigy in the possession of SBC.

     On October 1, 2001, representatives of the independent directors of Prodigy met with representatives of SBC. Attending on behalf of the independent directors were Mr. Whittemore, together with Howard J. Lowenberg and Slavin Zimbrek of Deutsche Banc Alex. Brown Inc. and Phillip M. Renfro, a partner of Fulbright & Jaworski L.L.P., counsel to the independent directors. Present for SBC were Messrs. Hoover, Watts, Schlecht and Slator of SBC, Mr. Frumkin of Sullivan & Cromwell and Mr. Darnall and Gregg A. Walker of Goldman, Sachs & Co.

     The meeting was procedural and the representatives discussed how to proceed so that SBC and the independent directors could understand each others' positions with respect to the Offer. Mr. Whittemore indicated that the independent directors were actively studying the Offer and had not yet determined a position regarding the Offer. Mr. Whittemore did indicate though, that the independent directors were generally very bullish about Prodigy's near-term financial prospects, questioned whether the market was adequately valuing Prodigy before the announcement of the SBC offer, were positive on the Prodigy dial-up business as an engine for growth, were concerned about the timing of the Offer and had a long-term positive outlook for Prodigy's DSL prospects. The attendees agreed they should speak further once SBC commenced its tender offer and more information was publicly available regarding its proposal.

PURPOSE OF THE OFFER; SBC PLANS FOR PRODIGY

     The purpose of the Offer is for Purchaser to acquire for cash as many outstanding Shares as possible as a first step in acquiring all of the equity interests in Prodigy not owned by SBC and its subsidiaries.

     Purchaser currently intends, as soon as practicable upon consummation of the Offer, to propose and seek to have Prodigy effect the Merger, pursuant to which each then outstanding Share (other than Shares held by Prodigy in treasury, or owned by Purchaser, SBC or SBC's subsidiaries or Shares, if any, that are held by stockholders who are entitled to and who properly exercise dissenters' rights under Delaware law), would be converted pursuant to the terms of the Merger. Purchaser presently intends that the cash consideration paid in the Merger will be the same as paid in the Offer.

     Purchaser and SBC believe it is desirable for Prodigy to become wholly owned by SBC so that, as part of SBC, it will be a more financially stable and competitive Internet service provider than Prodigy can be as a stand-alone entity. This will allow the combined companies to provide a more competitive broadband Internet access offering and to operate in a manner that can support SBC's broader business objectives relating to its DSL business without regard to the interests of the stockholders of Prodigy who are not affiliated with Purchaser or SBC.

     SBC has made and is continuing to make large capital investments in network infrastructure to provide broadband Internet access through DSL technology and is seeking to obtain as many DSL customers as possible. SBC competes with other providers of broadband Internet access, through DSL, cable modems and other technologies, for customers. SBC believes that as the market for broadband Internet access evolves, customers and potential customers increasingly will seek out providers of high speed access who also offer a package of content and advanced products that is interesting, functional and integrated with the technology of high speed access in a way that takes advantage of the high speed network. SBC has concluded that Prodigy is unlikely to be able to obtain the resources to develop such an offering as a stand-alone entity. SBC also has concluded that after the Offer and the Merger, SBC could continue to provide the Prodigy service as it now exists or in combination with the services of another company that has a robust offering of content, a pipeline of advanced products and a willingness to work with SBC to incorporate SBC developed or supported advanced products into its offering. Although all discussions to date have been preliminary and no agreement has been reached with any party, in general these discussions have contemplated SBC helping to develop and purchasing a co-branded Internet portal from a third party. SBC would market such co-branded portal largely through its channels.

     Purchaser and SBC are not seeking to negotiate with Prodigy with respect to the acquisition of Prodigy by Purchaser. SBC is prepared, however, to cooperate with the independent directors of Prodigy in any way that does not delay Purchaser's acquisition of the equity in Prodigy not already owned by Purchaser or SBC. Purchaser and SBC reserve the right to amend the Offer if they enter into a merger or other agreement with Prodigy.

     SBC believes that the employees of Prodigy are an important asset to the business and operations of Prodigy. SBC wishes to minimize any concerns Prodigy's employees may have regarding the Offer and the Merger. SBC understands that it will be necessary to incent the Prodigy employees to remain following completion of the Offer and the Merger. SBC intends to work with Prodigy management to minimize disruption to the Prodigy workforce.

PURCHASER'S AND SBC'S POSITION REGARDING THE FAIRNESS OF THE OFFER

     The rules of the SEC require Purchaser and SBC to express their belief as to the fairness of the Offer to Prodigy's stockholders who are not affiliated with Purchaser and SBC.

     Purchaser and SBC believe that the Offer is both financially and procedurally fair to Prodigy's stockholders who are not affiliated with Purchaser and SBC on the basis of their observations that:

     - The Offer is conditioned upon the tender of a majority of the Shares not owned by SBC and its subsidiaries. Purchaser and SBC believe that the Prodigy stockholders are sophisticated investors capable of evaluating the fairness of the Offer and an informed decision by holders of a majority of Shares provides meaningful procedural protections for Prodigy stockholders.

     - The $5.45 per share cash consideration payable in the Offer represents a 54% premium to the closing price on September 21, 2001, the last trading day prior to public announcement of the Offer, and a 35% premium to the average closing price for 2001 through September 21, 2001.

     - SBC believes Prodigy's prospects are made highly uncertain by a lack of resources (including research and development), which substantially impairs Prodigy's long-term competitive position. In particular, SBC believes that the substantial resources other large, well-financed competitors plan to devote to the development of advanced broadband content and applications will vastly exceed the resources Prodigy can, on a stand-alone basis, devote to the development of such content and applications. SBC also believes that the availability of such content and applications will become increasingly important in influencing customer choice of broadband access providers and that if Prodigy is unable to offer a competitive portal product, this will result in substantially fewer subscribers and less non-subscription revenue than current expectations.

     - SBC believes that the decline in the trading price of the Shares over the last two years has reflected broader adverse market trends affecting Internet access companies, especially those that lack scale and financial resources. Because SBC does not see any basis for believing these broader adverse market trends will reverse, SBC believes the opportunity for all holders of Shares to sell their Shares for $5.45 is beneficial to such holders.

     This belief, however, should not be construed as a recommendation as to whether or not you should tender your Shares. Purchaser and SBC have not considered other factors, other than as stated above, regarding the fairness of the Offer to Prodigy stockholders who are not affiliated with Purchaser or SBC. In particular, Purchaser and SBC have not independently considered with respect to the fairness of the Offer:

     - book value ($3.42 per Share as of June 30, 2001), which Purchaser and SBC do not believe has any meaningful relation to the economic value of the Shares, particularly because a majority of Prodigy's assets are intangible assets;

     - liquidation value, which Purchaser and SBC do not believe to be relevant because substantial value results from continuing Prodigy as a going concern and any liquidation would destroy that value;

     - the purchase price paid by Purchaser and SBC for equity interests in Prodigy because the purchases were effected in exchange for assets, rather than for cash and market conditions have changed significantly since that time; and

     - other recent firm offers for Prodigy, of which Purchaser and SBC are aware of none.

PRODIGY FINANCIAL MODELS AND PROJECTIONS

     During the late summer and early fall of 2000, it became clear to the respective managements of Prodigy and SBC that Prodigy would require substantial amounts of new capital in order to continue its status quo business operations and plans. Prodigy management believed that the amount of the cash shortfall would be approximately $321 million through 2002. SBC management believed that the amount of the cash shortfall would be approximately $365 million through 2002. SBC was reluctant to provide this capital and instead sought to explore with the Prodigy board of directors alternative capital raising transactions and modifications to Prodigy's business operations.

     During the course of these discussions, working with Prodigy management and utilizing a Prodigy-prepared model which Prodigy provided to SBC, SBC prepared comparative analyses. These comparative analyses of Prodigy's business were intended to show the cash flow impacts of modifications to the SBC-Prodigy arrangements as well as the cash flow implications of variations in other assumptions underlying the Prodigy management forecasts. In particular, in October 2000, SBC prepared a financial model (the "October 2000 Model") that was shared in summary form with Prodigy's board of directors. This model showed that the amount of financing required to support Prodigy's operations could be substantially reduced by changing the

SBC-Prodigy relationship from one in which Prodigy paid SBC an up-front payment, or "bounty", for each new subscriber to a "wholesale" model in which SBC maintained the retail relationship with customers, Prodigy paid no bounty, and SBC paid Prodigy a monthly per-subscriber fee for portal services.

     The October 2000 Model was prepared to show on a comparative basis the cash flow effects of business alternatives and not for valuation purposes. SBC did not seek to question many of the assumptions underlying the Prodigy base model. Discounted cash flow valuations were calculated from the October 2000 Model and resulted in substantially higher valuations of Prodigy than that represented by this Offer to Purchase. The financial model presented to Prodigy's board contained a discounted cash flow valuation of Prodigy of $4.36 billion or approximately $37.38 per fully diluted Share, using the Prodigy base case and the "bounty" model, $2.87 billion or approximately $24.60 per fully diluted Share, using an SBC base case and the "bounty" model, $3.23 billion or approximately $27.69 per fully diluted Share, using an SBC "deferred bounty" case (where bounty payments would continue to be made in installments over 36 months with interest accruing on unpaid amounts at 12% per annum) and $2.97 billion, or approximately $25.46 per fully diluted Share, using an SBC "wholesale" case (this model was later adjusted in discussions between SBC and Prodigy managements to $2.796 billion, or approximately $23.97 per fully diluted Share). By comparison, on October 18, 2000, the closing price of the Shares was $4.69.

     SBC believes that the October 2000 Model, under all scenarios, significantly overstates the value of Prodigy. An analysis of assumptions underlying the October 2000 Model and the reasons for SBC's belief that it substantially overstates the value of Prodigy follows.

     SUMMARY OF OCTOBER 2000 MODEL. A summary of certain projections utilized in the October 2000 Model is set forth in Schedule C to this Offer to Purchase.

     SBC SUBSCRIBER COMMITMENTS AND PRODIGY PROCURED SUBSCRIBERS. SBC has agreed to procure for Prodigy a minimum of 3,750,000 DSL subscribers and 375,000 dial-up subscribers over the nine-year period beginning on January 1, 2001. The October 2000 Model assumed that SBC would deliver significantly more than twice this minimum commitment and that Prodigy would itself procure 2 million DSL subscribers by 2010. SBC does not believe these assumptions are likely to be realized. Any shortfall in the DSL subscriber count would significantly affect cash flow and valuation levels.

     The October 2000 Model also assumed that SBC procured DSL subscribers would remain with the Prodigy service following this nine-year period and that SBC would continue to procure customers for the Prodigy service following such period. Under the terms of its agreement with Prodigy, at the expiration of the nine-year period SBC is not obligated to continue to obtain additional customers for the Prodigy service and may cause any subscribers that SBC has procured for the Prodigy service to be transferred to another Internet service provider. SBC believes that this significantly reduces the future cash flow of Prodigy and therefore the discounted present value of Prodigy today.

     DSL NON-SUBSCRIPTION REVENUE. The October 2000 Model assumed that non-subscription revenues would be approximately $2.25 per DSL subscriber, per month in 2001 and increase to $13.31 per DSL subscriber, per month in 2010. SBC believes these assumptions are unlikely to be realized by Prodigy.

     TAXES. Prodigy has sustained tax losses in the past that could be used to offset future tax liabilities. The October 2000 Model assumed that Prodigy would benefit from utilizing such losses to offset future projected taxable income. The projected net income has not yet materialized, however, so the value of the tax benefits is likely to be greatly overstated.

     DISCOUNT RATE. The October 2000 Model used "discounted cash flow" analysis to estimate the valuation of Prodigy's Internet access business. This type of analysis values future expected cash flows by discounting future cash flows back to a value in today's dollars. In order to discount future cash flows, a rate of discount based on the cost of capital is utilized. In the October 2000 Model, this rate was 14%. SBC believes this rate is too low because Prodigy's current actual cost of capital from outside sources would be significantly higher than 14%. If a more accurate discount rate had been used, the valuations of Prodigy would be reduced accordingly.

     CHANGES IN THE MARKET AND THE ECONOMY. As investors are well aware, the technology and Internet service provider markets, as well as general economic conditions, have changed drastically and rapidly since last year. The valuations of technology companies, and Internet service providers in particular, have fallen considerably. Furthermore, companies such as Prodigy have had severe limitations on access to capital and many such companies are finding it difficult to make the capital investments in marketing, content and technology necessary to succeed in this new economic climate.

OTHER PRODIGY INFORMATION OR PROJECTIONS

     Three executives associated with SBC are elected as directors of Prodigy by class vote of SBC's share of Prodigy Class B Common Stock. In their capacities as directors of Prodigy, these directors from time to time receive non-public information concerning Prodigy. This information includes financial updates and projections. These individuals do not generally communicate information received in their capacities as directors of Prodigy to others at SBC and in particular have not disclosed to others at SBC the information contained in Prodigy's January 2001 three-year plan or Prodigy's more recent financial results. These individuals have had no involvement in the decisions of SBC and Purchaser with respect to this Offer. SBC does not believe information received by these individuals in their capacities as directors and not communicated to others at SBC is in the possession of SBC for purposes of its disclosure requirements under the federal securities laws and accordingly SBC is not disclosing any such information.

     Prodigy is required by the federal securities laws to provide Prodigy stockholders with a "Solicitation Recommendation Statement on Schedule 14D-9" within ten business days from the date hereof. This will contain important information and may include any material non-public information that Prodigy believes is necessary for stockholders to make a decision with respect to the Offer. Purchaser and SBC urge all Prodigy stockholders to carefully review this document. In addition, Prodigy is scheduled to release its third quarter earnings on October 25, 2001 and Prodigy stockholders should consider this earnings information when it is available.

PRELIMINARY REPORT OF GOLDMAN SACHS TO SBC

     Goldman Sachs, in its role as financial advisor to SBC, has advised SBC regarding its strategic alternatives with its investment in Prodigy. In that regard, at the request of SBC's management, in June 2001 Goldman Sachs e-mailed a preliminary report to SBC's management that set forth

     - price and trading activity of the Shares for various periods,

     - premiums over various trading prices for the Shares based on a range of offer prices,

     - premiums paid by majority shareholders of selected domestic target companies in connection with their acquisition of the shares of such companies not already owned by them,

     - the equity value, enterprise value and certain multiples for Prodigy and certain other selected Internet service providers, and

     - deal value, enterprise value and certain multiples for selected transactions involving Internet service providers.

     Goldman Sachs did not prepare the preliminary report to recommend or provide support for a fair or appropriate offer price for the Shares not held by SBC. Had Goldman Sachs intended to do so, the information and comparisons presented in the preliminary report may have been different. The preliminary report was intended to serve as a guide for discussions with SBC's management in connection with SBC's potential acquisition of the Shares. Goldman Sachs e-mailed the preliminary report to SBC's management and answered related questions.

     During September, SBC determined to offer $5.45 per Share in the Offer before advising Goldman Sachs that SBC was again considering seeking to acquire the Shares. Goldman Sachs was not asked to and has not delivered a fairness opinion to SBC in connection with the Offer.

     THE FULL TEXT OF THE PRELIMINARY REPORT OF GOLDMAN SACHS, DATED JUNE 19, 2001, IS ATTACHED TO THE SCHEDULE TO, FILED ON OCTOBER 2, 2001, IN CONNECTION WITH THE OFFER AS EXHIBIT (C) AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE PRELIMINARY REPORT IN THE OFFER TO PURCHASE IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO EXHIBIT (C), COPIES OF WHICH MAY BE OBTAINED FROM THE SEC. SEE "AVAILABLE INFORMATION" BEGINNING ON PAGE 30. HOLDERS OF SHARES ARE URGED TO, AND SHOULD, READ SUCH REPORT IN ITS ENTIRETY.

     Copies of the preliminary report are also available for inspection and copying at the principal executive offices of SBC during regular business hours by any public stockholder or its representative who has been so designated in writing, and will be provided to any such stockholder or representative upon written request at the expense of the requesting party.

     In preparing its preliminary report, Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and has assumed such accuracy and completeness for purposes of the report. Goldman Sachs was not asked to make, and did not assume responsibility for making, any independent evaluation of Prodigy, or did not verify and has not assumed any responsibility for making any independent verification of the information Goldman Sachs reviewed.

     THE PRELIMINARY REPORT DOES NOT CONSTITUTE A RECOMMENDATION AS TO WHETHER ANY HOLDER OF SHARES SHOULD TENDER THEIR SHARES IN THE OFFER.

     SUMMARY OF PRELIMINARY REPORT PREPARED BY GOLDMAN SACHS. The following summaries include information presented in tabular format. You should read these tables together with the text of each summary.

     QUOTED HISTORICAL SHARE PRICE SUMMARY. Goldman Sachs compiled and presented the historic reported price and trading activity for the Shares for the (i) three month period between March 14, 2001 and June 14, 2001, (ii) six month period between December 14, 2000 and June 14, 2001, (iii) one year period between June 14, 2000 and June 14, 2001 and (iv) two year period between June 14, 1999 and June 14, 2001. Goldman Sachs also compiled and presented indexed price and trading activity for the Shares and the publicly traded securities of EarthLink Inc., Juno Online Services Inc. and NetZero Inc. for the periods described in (i) through (iv) of this paragraph.

     VOLUME OF SHARES TRADED AT VARIOUS PRICES. Goldman Sachs compiled and presented the historic trading activity at the various share prices for the Shares during the (i) one month period between May 14, 2001 and June 14, 2001,
(ii) three month period between March 14, 2001 and June 14, 2001, (iii) one year period between June 14, 2000 and June 14, 2001 and (iv) two year period between June 14, 1999 and June 14, 2001. Goldman Sachs determined the weighted average price for each period was $3.32, $3.01, $5.20 and $16.84, respectively and the total shares traded as a percent of shares outstanding for each period was 6.22%, 13.65%, 74.09% and 265.17%, respectively.

     BID PREMIUM SUMMARY. Goldman Sachs calculated hypothetical bid premiums represented by a range of various bid prices between $4 and $9 compared to:

     - weighted average prices of the Shares for the (i) one month period between May 14, 2001 and June 14, 2001 ($3.32), (ii) three month period between March 14, 2001 and June 14, 2001 ($3.01), (iii) one year period between June 14, 2000 and June 14, 2001 ($5.20) and (iv) two year period between June 14, 1999 and June 14, 2001 ($16.84);

     - 52 week high of the Shares; and

     - all time high of the Shares.

     A summary of the results follows:

                   WEIGHTED AVERAGE PRICE
            -------------------------------------                  ALL TIME HIGH
BID PRICE   1 MONTH   3 MONTHS   1 YEAR   2 YEARS   52 WEEK HIGH   FEB. 16, 1999
---------   -------   --------   ------   -------   ------------   -------------
             $3.32      $3.01     $5.20   $16.84       $11.88          $49.00
            ------     ------    ------   ------       ------         -------
$4.00        20.5%      32.9%    (23.1)%  (76.2)%      (66.3)%         (91.8)%
$5.00        50.6%      66.1%    (3.8)%   (70.3)%      (57.9)%         (89.8)%
$6.00        80.7%      99.3%     15.4%   (64.4)%      (49.5)%         (87.8)%
$7.00       110.8%     132.6%     34.6%   (58.4)%      (41.1)%         (85.7)%
$8.00       141.0%     165.8%     53.8%   (52.5)%      (32.6)%         (83.7)%
$9.00       171.1%     199.0%     73.1%   (46.6)%      (24.2)%         (81.6)%

     PREMIUM SUMMARY OF RECENT TRANSACTIONS. Goldman Sachs reviewed and compared forty-seven recent transactions involving the acquisition of all outstanding shares of domestic target companies by their respective majority stockholders and reported (i) the initial premium over 52-week high, (ii) the initial premium over the market price, (iii) the final premium over the market price and (iv) the percent increase in offer. The forty-seven transactions consisted of thirty-two all cash transactions, ten all stock transactions and five transactions with both cash and stock consideration. Goldman Sachs determined that the average offer premium for the forty-seven transactions was approximately 21.3% in excess of the market price on the day before announcement and that the final bid premium was approximately 30.0% in excess of such market price.

     COMPARISONS OF PUBLICLY TRADED INTERNET SERVICE PROVIDERS. Goldman Sachs reviewed and compared certain financial information, including equity values, enterprise values, ratios and public market multiples relating to Prodigy to corresponding financial information for three other Internet service providers -- EarthLink Inc., Juno Online Services Inc. and NetZero Inc.

     The results of these comparisons are summarized below:

                                                         ENTERPRISE VALUE MULTIPLE OF
                                             -----------------------------------------------------
                                                 REVENUES              EBITDA             PP&E
                       EQUITY   ENTERPRISE   -----------------   ------------------   ------------
                       VALUE      VALUE      LTM   2000   2001   LTM    2000   2001   GROSS   NET
                       ------   ----------   ---   ----   ----   ----   ----   ----   -----   ----
Mean.................  $620M      $509M      1.0x  1.1x   0.5x   36.2x  23.2x  12.8x  10.2x   12.6x
Median...............   307M       415M      1.0   1.0    0.5    36.2   23.2   12.8    2.9     4.4

     Goldman Sachs also reviewed and compared the following recent transactions involving Internet service providers and presented a comparison of equity values, enterprise values, ratios and private market multiples for each such transaction.

     - NetZero/Juno;

     - EarthLink/Onemain.com;

     - CoreComm/Voyager.net;

     - Nextlink (XO)/Concentric;

     - Prodigy/FlashNet;

     - MindSpring/EarthLink; and

     - WorldCom/Compuserve.

     No company or transaction reviewed by Goldman Sachs in its report to SBC management is identical to Prodigy or the Offer, as the case may be. Accordingly, the values of such companies or transactions, as the case may be, should not be construed as illustrative of a value for Prodigy or the Shares.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with SBC, having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Offer and has also provided certain investment banking services to SBC from time to time, including having acted as SBC's financial advisor in the acquisition by SBC of its initial interest in Prodigy, and may provide investment banking services to SBC in the future. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of SBC and Prodigy for its own account and for the account of customers.

     Goldman Sachs are the Dealer Managers for the Offer. Please see Item 13 for a description of the fee arrangement between Goldman Sachs and SBC.

RELATIONSHIPS BETWEEN SBC, TELMEX AND AMERICA MOVIL

     SBC is not an affiliate of Telmex or America Movil S.A. de C.V. ("America Movil") or any of the Telmex Affiliates or affiliates of America Movil. SBC does, however, have the following business relationships with the Telmex
Affiliates:

     - SBC and the Telmex Affiliates together own a majority of Prodigy. The Telmex Affiliates own approximately 41,910,111 Shares. For a description of SBC's and Purchaser's share ownership in Prodigy, please see "Special Factors -- Terms of Prodigy's Strategic Relationship with SBC". In addition, each of Telmex and SBC have the right to appoint two members of Prodigy's Executive Steering Committee. Also, SBC has agreed to vote its shares in Prodigy in favor of three Prodigy director nominees selected by the Telmex Affiliates.

     - SBC owns a 7.97% equity share in Telmex and a 7.98% equity share in America Movil (America Movil resulted from a spin off of Telmex's cellular business). Through its relationship with Telmex, SBC has worked with Telmex to develop an advanced network, and has helped Telmex achieve its goal of providing enhanced telephone service throughout Mexico;

     - Carlos Slim Helu, the Chairman of CGT and Telmex, is also a director of SBC;

     - SBC and CGT have established two trusts pursuant to the shareholder's agreements for their respective investments in Telmex and America Movil, which govern SBC's share ownership in Telmex and America Movil:

     - SBC and CGT have agreed to provide, and receive compensation for, services to Telmex and America Movil under management services agreements;

     - Each of SBC and CGT has granted to the other a right of first offer on any proposed transfer of Telmex and America Movil shares held by such party, except for transfers to certain affiliates; and

     - CGT, Telmex, America Movil and SBC have formed other joint ventures and made joint investments in the past, and may do so in the future.

CERTAIN EFFECTS OF THE OFFER

     PARTICIPATION IN FUTURE GROWTH. If you tender your Shares in the Offer, you will not have the opportunity to participate in the future earnings, profits and growth of Prodigy and will not have the right to vote on corporate matters relating to Prodigy. If the Offer and the Merger are completed, SBC, as the ultimate parent company of Prodigy, will indirectly own a 100% interest in the net book value and net earnings of Prodigy and will benefit from any future increase in the value of Prodigy. Similarly, SBC will bear the risk of any decrease in the value of Prodigy and you will not face the risk of a decline in the value of Prodigy.

     MARKET FOR SHARES. The purchase of Shares by SBC Internet pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     STOCK QUOTATION. The Shares are quoted on the Nasdaq Stock Market's National Market (the "Nasdaq National Market"). According to published guidelines of the National Association of Securities Dealers, the Shares might no longer be eligible for quotation on the Nasdaq National Market if, among other things, either (i) the number of Shares publicly held is less than 750,000, there are fewer than 400 holders of round lots, the aggregate market value of publicly held Shares is less than $5,000,000, stockholder's equity is less than $10,000,000 and there are fewer than two registered and active market makers for the Shares, or (ii) the number of Shares publicly held is less than 1,100,000, there are fewer than 400 holders of round lots, the aggregate market value of publicly held Shares is less than $15,000,000, there are fewer than four registered and active market makers, and either (x) Prodigy's market capitalization is less than $50,000,000 or (y) the total assets and total revenue of Prodigy for the most recently completed fiscal year or two of the last three most recently completed fiscal years, is less than $50,000,000. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. According to Prodigy's 2000 Annual Report as of the close of business on March 15, 2001, there were 738 holders of record of Shares (not including beneficial holders of Shares in street name) and there were 70,245,820 Shares outstanding.

     If the Shares were to cease to be quoted on the Nasdaq National Market, the market for the Shares could be adversely affected. It is possible that the Shares would be traded or quoted on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or through the National Association of Securities Dealers Automated Quotation System, Inc. ("NASDAQ") or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

     MARGIN REGULATIONS. The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve Board (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations in which event the Shares would be ineligible as collateral for margin loans made by brokers.

     EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated by Prodigy upon application to the SEC if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Shares. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Prodigy to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement to furnish a proxy statement in connection with stockholders' meetings pursuant to
Section 14(a) and the related requirement to furnish an annual report to stockholders, no longer applicable with respect to the Shares. Furthermore, the ability of "affiliates" of Prodigy and persons holding "restricted securities" of Prodigy to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for NASDAQ reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities". SBC Internet intends to seek to cause Prodigy to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER

     Sales of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger will be taxable transactions for Federal income tax purposes and may also be taxable under applicable state, local and other tax laws. For Federal income tax purposes, a stockholder who is a United States person whose Shares are purchased pursuant to the Offer or who receives cash as a result of the Merger will realize gain or loss equal to the difference between the adjusted basis of the Shares sold or exchanged and the amount of cash received therefor. Such gain or loss will be capital gain or loss if the Shares are held as capital assets by the stockholder. Long-term capital gain of a non-corporate stockholder is generally subject to a maximum tax rate of 20% in respect of property held for more than one year.

     To the extent that Prodigy or any of its subsidiaries owns or leases real property in New York State, transfer taxes may apply to the sale of Shares by a stockholder pursuant to the Offer. Although SBC Internet will pay any such taxes on behalf of the stockholders, such payment may be treated as additional consideration paid for the Shares. In such case, the amount of such additional consideration would be offset by treatment of the tax as an additional selling expenses incurred by the stockholder. Accordingly, the payment of such taxes by SBC Internet should have no effect on the amount of gain or loss recognized by a stockholder.

     THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO STOCKHOLDERS IN SPECIAL SITUATIONS SUCH AS STOCKHOLDERS WHO RECEIVED THEIR SHARES UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND STOCKHOLDERS WHO ARE NOT UNITED STATES PERSONS. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

1.  TERMS OF THE OFFER

     Upon the terms and subject to the conditions set forth in the Offer (including the terms and conditions set forth in Section 10 and if the Offer is extended or amended, the terms and conditions of such extension or amendment (the "Offer Conditions")), SBC Internet will accept for payment, and pay for, Shares validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Tuesday, October 30, 2001, unless and until SBC Internet shall have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by SBC Internet, shall expire. The period until 12:00 Midnight, New York City time, on Tuesday, October 30, 2001, as such may be extended is referred to as the "Offering Period."

     SBC Internet may elect, in its sole discretion, to provide a subsequent offering period of 3 to 20 business days (the "Subsequent Offering Period"). A Subsequent Offering Period, if one is provided, is not an extension of the Offering Period. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offering Period, in which stockholders may tender Shares not tendered during the Offering Period. If SBC Internet decides to provide for a Subsequent Offering Period, SBC Internet will make an announcement to that effect by issuing a press release no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. All Offer Conditions must be satisfied or waived prior to the commencement of any Subsequent Offering Period.

     Subject to the applicable rules and regulations of the SEC, SBC Internet expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Offering Period by giving oral or written notice of such extension to the Depositary. During any such extension of the Offering Period, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4. Subject to the applicable regulations of the SEC, SBC Internet also expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to delay acceptance for payment of or (regardless of whether such Shares were theretofore accepted for payment) payment for, any tendered Shares, or to terminate or amend the Offer as to any Shares not then paid for, on the occurrence of any of the Offer Conditions and
(ii) to waive any condition and to set forth or change any other term and condition of the Offer, by giving oral or written notice of such delay, termination or amendment to the Depositary and by making a public announcement thereof. If SBC Internet elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Subsequent Offering Period (not beyond a total of 20 business days) by giving oral or written notice of such extension to the Depositary. If SBC Internet accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered during the Offering Period and not withdrawn, and, on the terms and subject to the conditions of the Offer, including but not limited to the Offer Conditions, it will promptly pay for all Shares so accepted for payment and will immediately accept for payment and promptly pay for all Shares as they are tendered in any Subsequent Offering Period. SBC Internet confirms that its reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

     Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which SBC Internet may choose to make any public announcement, SBC Internet shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

     SBC Internet confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, SBC Internet will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act.

     If, during the Offering Period, SBC Internet, in its sole discretion, shall decrease the percentage of Shares being sought or increase or decrease the consideration offered to holders of Shares, such increase or decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

     A request has been made to Prodigy for the use of Prodigy's stockholder list and security position listings for the purpose of disseminating the Offer to stockholders. Upon compliance by Prodigy with such request, this Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar person whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), SBC Internet will accept for payment, and will pay for, Shares validly tendered and not withdrawn as promptly as practicable after the expiration of the Offering Period. If there is a Subsequent Offering Period, all Shares tendered during the Offering Period will be immediately accepted for payment and promptly paid for following the expiration thereof and Shares tendered during a Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered. Subject to applicable rules of the SEC, SBC Internet expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. See Section 10. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility")), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

     For purposes of the Offer, SBC Internet will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when SBC Internet gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from SBC Internet and transmitting such payments to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained with the Book-Entry Transfer Facility), as soon as practicable following expiration or termination of the Offer.

     SBC Internet reserves the right to transfer or assign in whole or in part from time to time to one or more of its affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve SBC Internet of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURE FOR TENDERING SHARES

     VALID TENDER. To tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for Shares to be tendered, and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase, (b) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and the Book-Entry Confirmation of such delivery received by the Depositary, including an Agent's Message (as defined herein) if the tendering stockholder has not delivered a Letter of Transmittal), prior to the Expiration Date, or (c) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that SBC Internet may enforce such agreement against the participant.

     BOOK-ENTRY DELIVERY. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF THE SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE STOCKHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     SIGNATURE GUARANTEES. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other "Eligible Guarantor Institution," as such term is defined in Rule 17 Ad-15 under the Exchange Act (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holders (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of

Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     GUARANTEED DELIVERY. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following all of the procedures set forth below:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by SBC Internet, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange, Inc. is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     OTHER REQUIREMENTS. Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates evidencing such Shares (or a timely Book-Entry Confirmation with respect to) such Shares into the Book-Entry Transfer Facility, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE TENDERED SHARES BE PAID BY SBC INTERNET, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     TENDER CONSTITUTES AN AGREEMENT. The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and SBC Internet upon the terms and subject to the conditions of the Offer.

     APPOINTMENT. By executing a Letter of Transmittal as set forth above, the tendering stockholder irrevocably appoints designees of SBC Internet as such stockholder's proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by SBC Internet and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after October 2, 2001. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, SBC Internet deposits the payment for such Shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). SBC Internet's designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the stockholders of Prodigy, by written consent in lieu of any such meeting or otherwise. SBC Internet reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon SBC Internet's payment for such Shares, SBC Internet must be able to exercise full voting rights with respect to such Shares.

     DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by SBC Internet in its sole discretion, which determination will be final and binding. SBC Internet reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of SBC Internet's counsel, be unlawful. SBC Internet also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of SBC Internet, the Depositary, the Information Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. SBC Internet's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding.

     BACKUP WITHHOLDING. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 30.5%. All stockholders who are United States persons surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to SBC Internet and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign stockholders should complete and sign the main signature form and a Form W-8BEN Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 8 to the Letter of Transmittal.

4.  RIGHTS OF WITHDRAWAL

     Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the termination of the Offering Period and, unless theretofore accepted for payment by SBC Internet pursuant to the Offer, may also be withdrawn at any time after Friday, November 30, 2001. There will be no withdrawal rights during any Subsequent Offering Period for Shares tendered during the Subsequent Offering Period.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number or amount of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by SBC Internet, in its sole discretion, which determination shall be final and binding. None of SBC, Purchaser, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tender for Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

     If SBC Internet extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to SBC Internet's rights under this Offer, the Depositary may, nevertheless, on behalf of SBC Internet, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4.

5.  PRICE RANGE OF SHARES; DIVIDENDS

     The Shares are quoted on the Nasdaq National Market under the symbol "PRGY". The following table sets forth, for the calendar quarters indicated, the high and low sales prices for the Shares on the Nasdaq National Market based upon public sources:

                                                                 SALES PRICE
                                                              -----------------
                                                               HIGH       LOW
                                                              -------   -------
CALENDAR YEAR
1999:
  First Quarter.............................................  $50.625   $20.000
  Second Quarter............................................   41.250    21.063
  Third Quarter.............................................   28.625    14.000
  Fourth Quarter............................................   35.438    16.000
2000:
  First Quarter.............................................   26.125    14.000
  Second Quarter............................................   15.000     8.250
  Third Quarter.............................................   10.500     4.938
  Fourth Quarter............................................    6.250     1.125
2001:
  First Quarter.............................................    5.219     1.500
  Second Quarter............................................    5.810     2.000
  Third Quarter.............................................     7.25      3.25
  Fourth Quarter (through October 1, 2001)..................     5.48      5.45

     On September 21, 2001, the last full trading day prior to announcement of the Offer, the reported closing price of the Shares on the Nasdaq National Market was $3.54 per Share. On October 1, 2001, the last full trading day prior to commencement of the Offer, the reported closing price of the Shares on the Nasdaq National Market was $5.47 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     To date, Prodigy has never paid a dividend on the Shares.

6.  CERTAIN INFORMATION CONCERNING PRODIGY

     Prodigy is a Delaware corporation with its principal executive offices located at 6500 River Place, Boulevard Building III, Austin, TX 78730 (telephone number (512) 527-1500). Prodigy has described its business as follows:

          Prodigy is a leading nationwide Internet service provider that provides reliable Internet access and other Internet-based service. Prodigy's nationwide Internet service offering, customer base and well-recognized brand name have resulted in 2.8 million owned and managed subscribers as of December 31, 2000. Prodigy utilizes a nationwide network covering over 850 locations in all 50 states. This network allows approximately 90% of the United States population to access Prodigy's services with a local telephone call.

     As of the date hereof, (i) Purchaser does not know whether or not any executive officer, director or affiliate of Prodigy intends to tender shares in the Offer, (ii) none of Prodigy, its executive officers, directors or affiliates have made any public recommendation with respect to the Offer and (iii) Prodigy has not made public any appraisal, report or opinion on the fairness of this transaction.

                       PRODIGY COMMUNICATIONS CORPORATION

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following table sets forth summary historical consolidated financial data for Prodigy as of and for the six months ended June 30, 2001 and 2000 and as of and for each of the years ended December 31, 2000 and 1999.

     This data and the comparative per share data set forth below are extracted from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in Prodigy's Annual Report on Form 10-K for the year ended December 31, 2000 as amended and the unaudited consolidated interim financial information contained in Prodigy's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2001 and June 30, 2001 as amended, including the notes thereto. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operation) and other documents filed by Prodigy with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC and NASDAQ in the manner set forth below. These documents are incorporated by reference in this Offer to Purchase. See "-- Available Information" on page 30.

                                                           SIX MONTHS                    FOR THE YEARS
                                                         ENDED JUNE 30,                ENDED DECEMBER 31,
                                                 -------------------------------   --------------------------
                                                      2001             2000            2000          1999
                                                 --------------   --------------   ------------   -----------
                                                  (UNAUDITED)      (UNAUDITED)
                                                 (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS AND RATIOS)
Income Statement Data:
  Total revenues...............................     $183,943         $151,585       $ 376,355      $173,408
  Total operating costs and expenses...........      293,212          237,302         692,105       261,656
  Net income (loss)............................      (67,152)         (73,863)       (209,623)      (80,488)
Balance Sheet Data:
  Current assets...............................     $ 38,866         $ 37,495       $  37,623      $ 51,818
  Non-current assets...........................      609,063          946,138         765,042       294,170
  Current liabilities..........................       93,896          209,686         122,665       179,914
  Non-current liabilities......................      133,993            7,016         143,535           983
  Total stockholders' equity...................      240,505          435,424         307,092       165,091
  Cash dividends declared per common share.....     $   0.00         $   0.00       $    0.00      $   0.00
Average shares of common stock outstanding.....       70,265           65,476          67,719        59,958

     Prodigy historically has not reported earnings or a ratio of earnings to fixed charges.

COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data for Prodigy. Basic and diluted earnings per common share and book value per share is presented for the six months ended June 30, 2001 and 2000 and for each of the years ended December 31, 2000 and 1999.

                                                             SIX MONTHS              FOR THE YEARS
                                                           ENDED JUNE 30,         ENDED DECEMBER 31,
                                                      -------------------------   -------------------
                                                         2001          2000         2000       1999
                                                      -----------   -----------   --------   --------
                                                      (UNAUDITED)   (UNAUDITED)
Basic and diluted net income (loss) per share:......    $(0.96)       $(1.13)      $(3.10)    $(1.34)
Book value per share................................    $ 3.42        $ 6.65       $ 4.53     $ 2.75

     Book value per share is not a term defined by generally accepted accounting principles. Book value per share is calculated by dividing stockholders' equity by the weighted average number of shares of common stock outstanding.

     Except as otherwise set forth herein, the information concerning Prodigy contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although SBC, SBC Internet, the Information Agent and the Dealer Managers have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, SBC, SBC Internet, the Information Agent and the Dealer Managers cannot take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by Prodigy to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser, SBC, the Information Agent or the Dealer Managers.

     AVAILABLE INFORMATION. Prodigy is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning Prodigy's directors and officers, their remuneration, stock options granted to them, the principal holders of Prodigy's securities, any material interests of such persons in transactions with Prodigy and other matters is required to be disclosed in proxy statements distributed to Prodigy's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's offices at 450 Fifth Street, N.W., Washington, D.C. 20549 and also should be available for inspection and copying at the regional offices of the SEC located at the SEC address above and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and can be obtained electronically on the SEC's Website at http://www.sec.gov.

7.  CERTAIN INFORMATION CONCERNING SBC AND SBC INTERNET

     Purchaser is a Delaware corporation that owns SBC's Class B Share of Prodigy Common Stock and an effective approximate 42% interest in Prodigy. Purchaser is an indirect wholly owned subsidiary of SBC. For a description of the Class B Shares, please see "Special Factors -- Terms of Prodigy's Strategic Relationship with SBC". The principal executive offices of Purchaser are located at 175 E. Houston, San Antonio, Texas 78205 (telephone number (210) 821-4105). Purchaser and SBC have made no arrangements in connection with the Offer to provide holders of Shares access to their corporate files or to obtain counsel or appraisal services at their expense.

     SBC is a holding company incorporated under the laws of the State of Delaware in 1983 and has its principal executive offices at 175 E. Houston, San Antonio, Texas 78205. SBC owns 61,250 Shares which were acquired by SBC as shown in Schedule B to this Offer to Purchase and may be contributed to the capital of Purchaser by SBC. As a holding company, SBC engages in business activities only through its subsidiaries. Unless the context otherwise requires, references herein to SBC agreeing to take or refrain from taking business actions refer to SBC causing its operating subsidiaries to so act or refrain.

     SBC ranks among the largest providers of telecommunications services in the United States and the world. Through its subsidiaries, SBC provides a comprehensive offering of communications services and products in the United States and has investments in 28 countries. SBC offers its services and products to businesses and consumers, as well as other providers of telecommunications services.

     AVAILABLE INFORMATION. Additional information concerning SBC is set forth in SBC's Annual Report on Form 10-K for the year ended December 31, 2000 and subsequent Quarterly Reports on Form 10-Q, which reports may be obtained from the SEC in the manner set forth with respect to information concerning Prodigy in Section 6.

     FORWARD LOOKING DISCLAIMER. Statements Purchaser and SBC may publish, including those in this Offer to Purchase, that are not strictly historical are "forward-looking" statements. Although Purchaser and SBC believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, they can give no assurance that its expectations will be realized. Forward-looking statements involve known and unknown risks which may cause Purchaser's or SBC's actual results and corporate developments to differ materially from those expected. Factors that could cause results and developments to differ materially from Purchaser's or SBC's expectations include, without limitation, federal and state regulatory developments, technology developments and capital expenditures, competition within each business segment, cyclicity of the markets for the products of a major segment, litigation, the effects of acquisitions and divestitures, and other risks described from time to time in SBC's SEC reports including quarterly reports on Form 10-Q, annual reports on Form 10-K and reports on Form 8-K.

     The name, citizenship, business address, business telephone number, current principal occupation (including the name, principle business and address of the organization in which such occupation is conducted), and material positions held during the past five years (including the name, principle business and address of the organization in which such occupation was conducted), of each of the directors and executive officers of SBC and Purchaser are set forth in Schedule A to this Offer to Purchase.

     Except as set forth under "Special Factors" or on Schedule B hereto, neither SBC nor Purchaser, nor, to the best of their knowledge, any of the persons listed in Schedule A hereto nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares or has engaged in any transactions in Shares in the past 60 days. Schedule B hereto sets forth any acquisitions of Prodigy's securities by Purchaser and SBC during the past two years.

     Except as set forth under "Special Factors" or Schedule B hereto, there have been no negotiations, transactions or material contacts during the past two years between Purchaser or SBC, or, to the best of their knowledge, any of the persons listed in Schedule A hereto, on the one hand, and Prodigy or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets nor to the best knowledge of SBC and Purchaser have there been any negotiations or material contacts between subsidiaries, executive officers and directors. Except as described under "Special Factors", neither SBC nor Purchaser, nor, to the best of their knowledge, any of the persons listed in Schedule A hereto, has since the date hereof had any transaction with Prodigy or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.

8.  MERGER; SECTION 203; APPRAISAL RIGHTS; RULE 13e-3

     MERGER. If, pursuant to the Offer, Purchaser acquires Shares which, together with Shares beneficially owned by Purchaser and its affiliates, constitute at least 90% of the outstanding Shares, SBC currently intends to transfer (and cause any such affiliates to transfer) the Shares owned by SBC and any such affiliates to Purchaser to permit Purchaser to consummate a "short-form" merger pursuant to Section 253 of the DGCL. Section 253 of the DGCL provides that if Purchaser owns at least 90% of the outstanding Shares, Purchaser may merge Prodigy into itself by executing, acknowledging and filing, in accordance with Section 103 of the DGCL, a certificate of such ownership and merger setting forth a copy of the resolution of Purchaser's board of directors to so merge (including a statement of the terms and conditions of the merger and the consideration to be paid by Purchaser upon surrender of Shares not owned by Purchaser) and the date of its adoption. Under Section 253 of the DGCL, such a merger of Prodigy with Purchaser would not require the approval or any other action on the part of the Board of Directors or the stockholders of Prodigy. Therefore, if at least 90% of the outstanding Shares are acquired pursuant to the Offer or otherwise, Purchaser will be able to, and intends to, effect the Merger without a meeting of holders of Shares.

     If Purchaser purchases a sufficient number of Shares to satisfy the Minimum Tender Condition, but does not purchase a sufficient number of Shares to effect a "short-form" merger, Purchaser would seek to effect a merger of Purchaser with Prodigy pursuant to Section 251 of the DGCL. Under Prodigy's Articles of Incorporation and the DGCL, approval of the Board of Directors of Prodigy and a vote of at least a majority of the outstanding Shares of Prodigy entitled to vote thereon would be required to approve such a merger. If the Minimum Tender Condition is satisfied, Purchaser would have a sufficient number of votes to effect the shareholder approval of a merger pursuant to Section 251 of the DGCL, which approval could be effected by a vote at a meeting of shareholders or by written consent. Approval of such a merger would nonetheless also require the approval of Prodigy's board of directors.

     THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES OR CONSENTS. ANY SUCH SOLICITATION WHICH SBC OR THE PURCHASER MIGHT MAKE WILL BE MADE PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE EXCHANGE ACT.

     SECTION 203 OF THE DGCL. In general, Section 203 of the DGCL is an anti-takeover statute that prevents an "Interested Stockholder" (defined generally as a person with 15% or more of a corporation's outstanding voting stock) of a Delaware corporation from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with such corporation for three years following the date such person became an Interested Stockholder unless (i) before such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction which resulted in such person becoming an Interested Stockholder;
(ii) upon consummation of the transaction which resulted in such person becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock ownership plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

     Section 203 provides that during such three-year period the corporation may not merge or consolidate with an Interested Stockholder or any affiliate or associate thereof, and also may not engage in certain other transactions with an Interested Stockholder or any affiliate or associate thereof, including without limitation, (i) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (except proportionately as a stockholder of the corporation) having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of a corporation; (ii) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of any stock of the corporation or such subsidiaries to the Interested Stockholder, except pursuant to a transaction which effects a pro rata distribution to all stockholders of the corporation; (iii) any transaction involving the corporation or certain subsidiaries thereof which has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary which is owned directly or indirectly by the Interested Stockholder (except as a result of immaterial changes due to fractional share adjustments); or (iv) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     Purchaser and SBC's initial acquisition of Prodigy shares and their voting agreement with the Telmex Affiliates were approved under Section 203 by the Prodigy Board of Directors prior to the time that Purchaser and SBC owned any Prodigy Shares or Prodigy Class B Common Stock. Accordingly, SBC and Purchaser believe that Section 203 is inapplicable to any business combination of Prodigy with Purchaser and SBC.

     APPRAISAL RIGHTS. Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, each holder of Shares who has neither voted in favor of the Merger nor consented thereto in writing and who properly demands an appraisal of their shares under Section 262 of the DGCL will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of his or her Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid from the date of the Merger. In determining such fair value, the Court may consider all relevant factors. The value so determined could be more or less than the consideration to be paid in the Offer and the Merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the Shares, including, among other things, asset values and earning capacity.

     If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his right to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the cash consideration offered in the Merger. A stockholder may withdraw his demand for appraisal by delivery to Purchaser of a written withdrawal of his demand for appraisal and acceptance of the Merger.

     The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL which is attached as Schedule D to this Offer to Purchase.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

     RULE 13e-3. Because Purchaser is an affiliate of Prodigy, the transactions contemplated herein constitute a "going private" transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning Prodigy and certain information relating to the fairness of the Offer and the Merger and the consideration offered to minority stockholders be filed with the SEC and disclosed to minority stockholders prior to consummation of the Merger. Purchaser and SBC have provided such information in this Offer to Purchase.

9.  SOURCE AND AMOUNT OF FUNDS

     Purchaser estimates that the total amount of funds required to purchase all of the outstanding Shares (other than those already owned by Purchaser) pursuant to the Offer and to pay related fees and expenses will be approximately $410 million. SBC will assure that Purchaser will obtain these funds from cash on hand and working capital, including ordinary course intercompany borrowings from SBC affiliates.

     It is anticipated that the indebtedness incurred by Purchaser in connection with the Offer and the Merger, if any, will be paid from funds generated internally by Purchaser and its subsidiaries (including, after the Merger, if consummated, dividends paid by Prodigy and its subsidiaries) or through additional borrowings. No final decisions have been made, however, concerning the method Purchaser will employ to repay such indebtedness. Such decisions, when made will be based on Purchaser's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

10.  CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares, may postpone the acceptance for payment of or pay for tendered Shares, and may, in its sole discretion, terminate or amend the Offer as to any Shares not then paid for if
(i) at the expiration of the Offering Period, the Minimum Tender Condition has not been satisfied or (ii) if on or after September 21, 2001, and at or prior to the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following events shall occur:

     (a) there shall be threatened, instituted or pending any action, proceeding or application before any court, government or governmental authority or other regulatory or administrative agency or commission, domestic or foreign,
(i) which challenges the acquisition by Purchaser of the Shares, seeks to restrain, delay or prohibit the consummation of the Offer or the transactions contemplated by the Offer or subsequent business combination or, seeks to obtain any material damages or otherwise directly or indirectly relates to the transactions contemplated by the Offer or other subsequent business combination,
(ii) which seeks to prohibit or impose material limitations on Purchaser's or SBC's acquisition, ownership or operation of all or any portion of their or Prodigy's business or assets (including the business or assets of their respective affiliates and subsidiaries) or of the Shares (including, without limitation, the right to vote the Shares purchased by them, on an equal basis with all other Shares, on all matters presented to the stockholders of Prodigy), or seeks to compel Purchaser or SBC to dispose of or hold separate all or any portion of their own or Prodigy's business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the transactions contemplated by the Offer or subsequent business combination, (iii) which might adversely affect Prodigy, Purchaser or SBC, or any of their respective affiliates or subsidiaries (an "Adverse Effect"), or result in a diminution in the value of the Shares or the benefits expected to be derived by Purchaser or SBC as a result of the transactions contemplated by the Offer or subsequent business combination and the Merger (a "Diminution in Value"); or (iv) which seeks to impose any condition to the Offer unacceptable to SBC or Purchaser; or

     (b) any statute, including without limitation any state anti-takeover statute, rule, regulation or order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed or become applicable or asserted to be applicable to the Offer or any subsequent business combination or the transactions contemplated by the Offer or subsequent business combination that might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above, including any determination or assertion by any governmental authority that a filing under the HSR Act (as defined herein) is required; or

     (c) any change (or any condition, event or development involving a prospective change) shall have occurred or be threatened that has or might have a materially adverse effect on the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, operations, results of operations or prospects of Prodigy or any of its subsidiaries, or Purchaser or SBC shall have become aware of any fact that has or might have an Adverse Effect or results or might result in a Diminution in Value; or

     (d) there shall have occurred (i) any general suspension of, or limitation on times or prices for, trading in securities on any national securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the outbreak or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental authority on, or any other event which might affect the extension of credit by banks or other lending institutions, (v) a suspension of or limitation (whether or not mandatory) on the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

     (e) Prodigy or any subsidiary of Prodigy shall have (i) issued, distributed, pledged, sold or authorized, or proposed the issuance of or sale, distribution or pledge to any person of (A) any shares of its capital stock (other than sales or issuances (in accordance with the present terms thereof) pursuant to employee stock options outstanding on September 21, 2001) of any class (including, without limitation, the Shares) or securities convertible into or exchangeable for any such shares of capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any other securities of Prodigy, (B) any other securities in respect of, in lieu of or in substitution for Shares outstanding on September 21, 2001, or (C) any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities, (ii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire any outstanding Shares or other securities, (iii) proposed, recommended, authorized, declared, issued or paid any dividend or distribution on any Shares or any other security, whether payable in cash, securities or other property, (iv) altered or proposed to alter any material term of any outstanding security, (v) incurred, agreed to incur or announced its intention to incur any debt other than in the ordinary course of business and consistent with past practice, (vi) authorized, recommended, proposed or publicly announced its intent to enter into any merger, consolidation, liquidation, dissolution, business combination, acquisition or disposition of assets or securities other than in the ordinary course of business, any material change in its capitalization or business operations, any release or relinquishment of any material contractual or other rights or any comparable event, or taken any action to implement any such transaction previously authorized, recommended, proposed or publicly announced or (vii) entered into any other agreement or otherwise effected any other arrangement with any other party or with its officers or other employees of Prodigy that might, individually or in the aggregate, have an Adverse Effect or result in a Diminution in Value; or

     (f) Prodigy or any of its subsidiaries shall have amended or proposed or authorized any amendment to its articles of incorporation or by-laws or similar organizational documents or Purchaser shall have learned that Prodigy or any of its subsidiaries shall have proposed, adopted or recommended any such amendment which has not previously been publicly disclosed by Prodigy and also set forth in filings with the Commission; or

     (g) a tender or exchange offer for some portion or all of the Shares shall have been commenced or publicly proposed to be made by another person (including Prodigy or its subsidiaries), or it shall have been publicly disclosed or Purchaser shall have learned that (i) any person (including Prodigy or its subsidiaries), entity or "group" (as defined in Section 13(d)(3) of the Exchange
Act) shall have acquired or proposed to acquire more than five percent of the Shares, or shall have been granted any option or right, conditional or otherwise, to acquire more than five percent of the Shares, other than acquisitions for bona fide arbitrage purposes and other than acquisitions by persons or groups who have publicly disclosed in a Schedule 13D or 13G (or amendments thereto on file with the Commission) such ownership on or prior to September 21, 2001; (ii) any such person, entity or group who has publicly disclosed any such ownership of more than five percent of the Shares prior to such date shall have acquired or proposed to acquire additional shares of Shares constituting more than one percent of the Shares, or shall have been granted any option or right to acquire more than one percent of the Shares; (iii) any new group was, or is, formed which beneficially owns more than five percent of the outstanding Shares; (iv) any person, entity or group shall have entered into a definitive agreement or an agreement in principal or made a proposal with respect to a tender offer or exchange offer for some portion or all of the Shares or a merger, consolidation or other business combination or sale of assets (other than in the ordinary course of business) with or involving Prodigy or any of its affiliates or subsidiaries; or (v) any person shall have filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire Prodigy or assets or securities of Prodigy; or

     (h) Prodigy and Purchaser or SBC shall have reached an agreement or understanding that the Offer be terminated or amended or SBC or Purchaser (or one of their respective affiliates) shall have entered into a definitive agreement or an agreement in principle to acquire Prodigy by merger or similar business combination, or purchase of Shares or assets of Prodigy; or

     (i) any change (or any condition, event or development involving a prospective change) shall have occurred or be threatened in the general economic, financial, currency exchange or market conditions in the United States or abroad that has or might have an Adverse Effect or results or might result in a Diminution in Value; or

     (j) Prodigy or any of its subsidiaries shall have transferred into trust, escrow or similar arrangement any amounts required to fund any existing benefit, employment or severance agreements with any of its employees or shall have entered into or otherwise affected with its officers or any other employees any additional benefit, employment, severance or similar agreements, arrangements or plans other than in the ordinary course of business or entered into or amended any agreements, arrangements or plans so as to provide for increased benefits to such employee or employees as a result of or in connection with the transactions contemplated by the Offer or any subsequent business combination;

which in the sole judgment of Purchaser and SBC with respect to each and every matter referred to above makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of Purchaser and SBC and may be asserted by Purchaser or SBC regardless of the circumstances (including any action or inaction by Purchaser or SBC) giving rise to any such conditions or may be waived by Purchaser or SBC in whole or in part at any time and from time to time in its sole discretion. The determination as to whether any condition has occurred shall be in the sole judgment of Purchaser and SBC and will be final and binding on all parties. The failure by Purchaser or SBC at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Notwithstanding the fact that Purchaser reserves the right to assert the occurrence of a condition following acceptance for payment but prior to payment in order to delay payment or cancel its obligation to pay for properly tendered Shares, Purchaser will either promptly pay for such Shares or promptly return such Shares.

     A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver. All Offer Conditions must be satisfied or waived prior to the commencement of any Subsequent Offering Period.

11.  DIVIDENDS AND DISTRIBUTIONS

     If, on or after the date hereof, Prodigy should (1) split, combine or otherwise change the Shares or its capitalization, (2) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (3) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, to acquire any of the foregoing, other than Shares issued pursuant to the exercise of stock options outstanding as of the date hereof, then, subject to the provisions of Section 10 above, Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the offer price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

     If, on or after the date hereof, Prodigy should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to Purchaser or its nominee or transferee on Prodigy's stock transfer records, then, subject to the provisions of Section 10 above, (1) the offer price and other terms of the Offer may, in the sole discretion of Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (2) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer, or (b) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire offer price or deduct from the offer price the amount or value thereof, as determined by Purchaser in its sole discretion.

12.  CERTAIN LEGAL MATTERS

     GENERAL. Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to Prodigy, Purchaser and SBC are not aware of any licenses or other regulatory permits which appear to be material to the business of Prodigy and which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to Prodigy's or Purchaser's business or that certain parts of Prodigy's or Purchaser's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 10.

     ANTITRUST COMPLIANCE. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. As explained more fully below, however, the Offer is not a reportable transaction under the HSR Act.

     In late 1999, SBC filed a Notification and Report Form under the HSR Act when Purchaser proposed to acquire an equity interest in Prodigy of approximately 43%. This transaction, among other things, gave SBC the right to elect by class vote three out of the nine directors on Prodigy's board of directors and to vote generally in the election of directors for other director nominees. See "Special Factors -- Terms of Prodigy's Strategic Relationship with SBC."

     Under HSR Act reporting regulations, this structure resulted in SBC being deemed in "control" of Prodigy for the purposes of such regulations. In particular, these regulations provide that the term "controls" means holding 50 percent or more of the outstanding voting securities of an issuer. Although SBC did not at the time acquire 50 percent or more of Prodigy's outstanding voting securities, the regulations provide specific instructions for calculating the percentage of voting securities held. This percentage is "the sum of separate ratios for each class of voting securities, expressed as a percentage," where the ratio is the product of (1) the number of votes for directors that the holder of a class of voting securities is entitled to cast divided by the total number of votes for directors that may be cast by the class of voting securities, and (2) the number of directors the class of voting securities is entitled to elect divided by the total number of directors.

     Under the formula outlined above, Purchaser's right to elect three directors to Prodigy's board of directors coupled with its voting power from its now 42% interest in Prodigy for the election of directors generally, resulted in SBC being considered to "control" Prodigy for HSR Act purposes.

     SBC's original HSR Act filing with respect to Prodigy indicated that the filing was being made because the acquisition exceeded the 50% voting security filing threshold. Based on the foregoing, SBC believes no HSR Act filing is required in connection with the Offer and the Merger.

     FEDERAL RESERVE BOARD REGULATIONS. Regulations G, T, U and X (the "Margin Regulations") promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock. Purchaser and SBC will ensure that the financing of the acquisition of the Shares will be in compliance with the Margin Regulations.

     STATE TAKEOVER LAWS. A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states and/or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In Edgar v. MITE Corporation, the Supreme Court of the United States held that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corporation v. Dynamics Corporation of America, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquiror of "Control Shares" (ones representing ownership in excess of certain voting power thresholds e.g. 20%, 33% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested stockholders.

     Purchaser does not believe that any state takeover laws purport to apply to the Offer or the Merger. Neither SBC nor Purchaser has currently complied with any state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer.

     If it is asserted that one or more state takeover laws applies to the Offer and it is not determined by an appropriate court that such act or acts do not apply or are invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 10.

     STOCKHOLDER LITIGATION. On September 24 and 26, 2001, certain stockholders of Prodigy filed eleven separate class action complaints in the Delaware Court of Chancery against Prodigy, SBC, and various directors of Prodigy. Each of these actions was brought as a putative class action on behalf of all holders of Shares other than the defendants and persons related to or affiliated with the defendants. The complaints in the eleven actions generally allege that:

     - SBC, Prodigy and the individual Prodigy directors breached their fiduciary duties as a result of the Offer;

     - the Offer price is inadequate; and

     - SBC is engaging in unfair self-dealing, not acting in good faith towards Prodigy's public stockholders and that the Offer is a product of the conflict of interest between SBC and Prodigy's public stockholders.

     The lawsuits seek, among other things, to recover unspecified damages and costs and to enjoin or rescind the transactions contemplated by this Offer to Purchase. SBC and SBC Internet believe that these lawsuits are entirely without merit and intend to defend against them vigorously.

     LOAN AGREEMENT. In January 2001, an extension to an existing loan agreement from August 1999, (as extended, the "Loan Agreement") was entered into by and between Prodigy and Banco Inbursa, S.A. (the "Bank"), an affiliate of CGT and Telmex. The Loan Agreement calls for the Bank to open a revolving line of credit for Prodigy in an amount up to $150,000,000. According to Prodigy's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, as of such date there was $109,200,000 in borrowings outstanding under the Loan Agreement. Under the terms of the Loan Agreement, the Bank may terminate its obligations thereunder and accelerate the payment of the outstanding loan balance if Prodigy enters into a merger or spin-off transaction without the Bank's prior consent. If the Merger is consummated, it would trigger the Bank's early termination and acceleration option under the Loan Agreement. SBC expects that if the Merger is consummated it will cause Prodigy to repay amounts owing under the Loan Agreement and finance Prodigy's future business operation through intercompany loans from affiliates of SBC.

13.  FEES AND EXPENSES

     Goldman Sachs are acting as Dealer Managers in connection with the Offer and have provided certain financial advisory services to SBC in connection therewith. SBC has agreed to pay Goldman Sachs as compensation for their services as Dealer Managers and as financial advisors in connection with the Offer a fee of up to $3 million payable upon consummation of the transaction. SBC has agreed to reimburse Goldman Sachs for their reasonable out-of-pocket expenses, including the fees and expenses of their counsel, in connection with the Offer, and has agreed to indemnify Goldman Sachs, as well as the Information Agent and the Depositary, against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

     SBC has also retained Georgeson Shareholder Communications Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for such services, plus reimbursement of out-of-pocket expenses and Purchaser will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

     Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

     In addition, Prodigy will incur its own fees and expenses in connection with the Offer.

     The following is an estimate of the fees and expenses to be incurred by Purchaser and SBC:

Filing Fees.................................................  $   82,000
Financial Advisors' Fees and Expenses.......................   3,000,000
Legal Fees and Expenses.....................................   1,000,000
Accounting Fees and Expenses................................         -0-
Depositary Fees.............................................      10,000
Printing and Mailing Costs..................................     200,000
Miscellaneous...............................................     300,000
     Total..................................................  $4,592,000
                                                              ==========

     Purchaser has not made any provisions in connection with this Offer for Prodigy stockholders access to its files or provide counsel or legal advise at its expense. For discussion of Appraisal Rights see Section 8.

14.  MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. SBC Internet may, however, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     Neither SBC Internet nor SBC is aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

     SBC Internet and SBC have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule l4d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Statement includes within it the information required by the SEC's Statement on Schedule 13E-3 relating to "going private" transactions. Such Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the manner set forth in Section 6.

     No person has been authorized to give any information or make any representation on behalf of Purchaser or SBC not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                          SBC INTERNET COMMUNICATIONS, INC.

October 2, 2001

                                                                      SCHEDULE A

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                        OFFICERS OF SBC AND SBC INTERNET

     The following persons are the executive officers and/or directors of SBC and SBC Internet as of the date of this Offer to Purchase. None of these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of these persons been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. The following tables set forth the name, business address, present principal occupation, principal business and address of any corporation or other organization in which the employment or occupation is conducted, and material occupations, positions, offices or employment held within the past five years of each director and executive officer of SBC and SBC Internet. Unless otherwise specified, each person listed below is a citizen of the United States and has his or her principal business address at 175 E. Houston, San Antonio, TX 78205.

                            SBC COMMUNICATIONS INC.

                               EXECUTIVE OFFICERS

                                                               PRESENT PRINCIPAL OCCUPATION OR
                                                                  EMPLOYMENT AND FIVE-YEAR
NAME AND CITIZENSHIP                     OFFICE(S)                   EMPLOYMENT HISTORY
--------------------                     ---------             -------------------------------
Edward E. Whitacre, Jr.......  Chairman of the Board,          Mr. Whitacre is Chairman of the
                               President and Chief Executive   Board and Chief Executive
                               Officer.                        Officer and has served in this
                                                               capacity since January 1990. He
                                                               is a Director of Anheuser-Busch
                                                               Companies, Inc.; Burlington
                                                               Northern Santa Fe Corporation;
                                                               Emerson Electric Co.; and The
                                                               May Department Stores Company.
                                                               He is the Chairman of the
                                                               Executive Committee and a
                                                               member of the Corporate
                                                               Development Committee and the
                                                               Finance/Pension Committee.
James W. Callaway............  Group President.                Mr. Callaway has held
                                                               high-level managerial positions
                                                               with SBC or its subsidiaries
                                                               for more than the past five
                                                               years, most recently as Group
                                                               President since November 1999.
Cassandra C. Carr............  Senior Executive Vice           Ms. Carr has held high-level
                               President -- External           managerial positions with SBC
                               Affairs.                        or its subsidiaries for more
                                                               than the past five years, most
                                                               recently as Senior Executive
                                                               Vice President -- External
                                                               Affairs since October 1998.

                                                               PRESENT PRINCIPAL OCCUPATION OR
                                                                  EMPLOYMENT AND FIVE-YEAR
NAME AND CITIZENSHIP                     OFFICE(S)                   EMPLOYMENT HISTORY
--------------------                     ---------             -------------------------------
James D. Ellis...............  Senior Executive Vice           Mr. Ellis has served as Senior
                               President and General           Executive Vice President and
                               Counsel.                        General Counsel of SBC since
                                                               March 1989.
Karen E. Jennings............  Senior Executive Vice           Ms. Jennings has held
                               President -- Human Resources.   high-level managerial positions
                                                               with SBC or its subsidiaries
                                                               for more than the past five
                                                               years, most recently as Senior
                                                               Executive Vice
                                                               President -- Human Resources
                                                               since October 1998.
James S. Kahan...............  Senior Executive Vice           Mr. Kahan has served as Senior
                               President -- Corporate          Executive Vice President --
                               Development.                    Corporate Development since
                                                               July 1993.
Stanley T. Sigman............  Group President and Chief       Mr. Sigman has held high-level
                               Operating Officer.              managerial positions with SBC
                                                               or its subsidiaries for more
                                                               than the past five years, most
                                                               recently as Group President and
                                                               Chief Operating Officer.
John H. Atterbury............  Group President -- SBC          Mr. Atterbury has held
                               Enterprises.                    high-level managerial positions
                                                               with SBC or its subsidiaries
                                                               for more than the past five
                                                               years, most recently as Group
                                                               President -- SBC Enterprises
                                                               since June 2001.
Randall Stephenson...........  Senior Executive Vice           Mr. Stephenson has held high-
                               President and Chief Financial   level managerial positions with
                               Officer.                        SBC or its subsidiaries for
                                                               more than the past five years,
                                                               most recently as Senior
                                                               Executive Vice President and
                                                               Chief Financial Officer since
                                                               August 2001.

                                   DIRECTORS

                                                               PRESENT PRINCIPAL OCCUPATION OR
                                                                  EMPLOYMENT AND FIVE-YEAR
    NAME AND CITIZENSHIP                 OFFICE(S)                   EMPLOYMENT HISTORY
    --------------------                 ---------             -------------------------------
Herman E. Gallegos...........  Member of the Audit Committee   Independent Management
  Independent Management       and the Corporate Public        Consultant. Director of
  Consultant                   Policy and Environmental        Gallegos Institutional Investor
  No Business Address          Affairs Committee.              Corporation from 1990 to 1994.
                                                               He served as an alternate U.S.
                                                               Public Delegate to the 49th
                                                               United Nations General Assembly
                                                               from 1994 to 1995. Mr. Gallegos
                                                               has been Director of SBC since
                                                               April 1997. He is a Director of
                                                               UnionBanCal Corporation.
Jess T. Hay..................  Member of the Audit Committee   Chairman of HCB Enterprises
  Chairman                     and Chairman of the Human       Inc., a private investment
  HCB Enterprises Inc          Resources Committee.            firm, Dallas, Texas. He is also
  P.O. Box 239                                                 Chairman of the Texas
  Dallas, Texas 75221-0239                                     Foundation for Higher
                                                               Education, Dallas, Texas. Mr.
                                                               Hay was Chairman and Chief
                                                               Executive Officer of Lomas
                                                               Financial Group from 1969 until
                                                               his retirement in 1994. Mr. Hay
                                                               has been a Director of SBC
                                                               since April 1986. He is a
                                                               Director of Exxon Mobil
                                                               Corporation; Trinity
                                                               Industries; and Viad Corp.
James A. Henderson...........  Member of the Audit Committee   Chairman of the Board from 1995
  Retired Chairman and         and the Finance/Pension         and Chief Executive Officer
  Chief Executive Officer      Committee.                      from 1994 of Cummins Engine
  Cummins Inc.                                                 Company, Inc., Columbus,
  301 Washington Street                                        Indiana, until his retirement
  Columbus, Indiana                                            in December 1999. Mr. Henderson
  47201-6743                                                   has been a Director of SBC
                                                               since October 1999. He served
                                                               as a Director of Ameritech
                                                               Corporation from 1983 to 1999.
                                                               He is a Director of
                                                               Championship Auto Racing Teams,
                                                               Inc.; International Paper
                                                               Company; Rohm and Haas Company;
                                                               and Ryerson Tull, Inc.

                                                               PRESENT PRINCIPAL OCCUPATION OR
                                                                  EMPLOYMENT AND FIVE-YEAR
    NAME AND CITIZENSHIP                 OFFICE(S)                   EMPLOYMENT HISTORY
    --------------------                 ---------             -------------------------------
Admiral Bobby R. Inman.......  Chairman of the Finance/        Admiral Inman served as Vice
  United States Navy, Retired  Pension Committee and a         Admiral, United States Navy,
  701 Brazos Street, Suite     member of the Human Resources   and Director, National Security
  500                          Committee.                      Agency, from 1977 to 1981, and
  Austin, Texas 78701-2587                                     as Admiral, United States Navy,
                                                               and Deputy Director, Central
                                                               Intelligence Agency, from 1981
                                                               to 1982. He has been a Director
                                                               of SBC since March 1985.
                                                               Admiral Inman is a Director of
                                                               Fluor Corporation; Massey
                                                               Energy Company; Science
                                                               Applications International
                                                               Corporation; Temple-Inland
                                                               Inc.; and Xerox Corporation.
John B. McCoy................  Member of the Corporate         Chairman from November 1999 and
  Retired Chairman             Development Committee and the   Chief Executive Officer from
  BANK ONE CORPORATION         Human Resources Committee.      October 1998 of Bank One
  Mail Code: OH1-0277                                          Corporation until his
  P.O. Box 710277                                              retirement in December 1999.
  Columbus, Ohio 43271-0277                                    Mr. McCoy served as a Chairman
                                                               and Chief Executive Officer of
                                                               Banc One Corporation from 1978
                                                               to 1998. Mr. McCoy has been a
                                                               Director of SBC since October
                                                               1999. He served as a Director
                                                               of Ameritech Corporation from
                                                               1991 to 1999. He is a Director
                                                               of Cardinal Health, Inc.;
                                                               Corillian Corporation; and
                                                               Federal Home Loan Mortgage
                                                               Corporation.
S. Donley Ritchey............  Member of the Finance/Pension   Managing Partner of Alpine
  Managing Partner             Committee and the Human         Partners, Danville, California.
  Alpine Partners              Resources Committee.            Mr. Ritchey was Chief Executive
  485 Hartz Avenue, Suite 105                                  Officer and Chairman of the
  Danville, California                                         Board of Lucky Stores, Inc.
  94526-3803                                                   from 1981 to 1986. Mr. Ritchey
                                                               has been a Director of SBC
                                                               since April 1997. He served as
                                                               a Director of Pacific Telesis
                                                               Group from 1984 to 1997. He is
                                                               a Director of The McClatchy
                                                               Company.

                                                               PRESENT PRINCIPAL OCCUPATION OR
                                                                  EMPLOYMENT AND FIVE-YEAR
    NAME AND CITIZENSHIP                 OFFICE(S)                   EMPLOYMENT HISTORY
    --------------------                 ---------             -------------------------------
Joyce M. Roche...............  Member of the Audit Committee   President and Chief Executive
  President and Chief          and the Corporate Public        Officer of Girls Incorporated,
  Executive Officer            Policy and Environmental        New York, New York, and has
  Girls Incorporated           Affairs Committee.              held this position since
  120 Wall Street, 3rd Floor                                   September 2000. Ms. Roche was
  New York, New York                                           an independent marketing
  10005-3904                                                   consultant from 1998 to 2000.
                                                               Ms. Roche was President and
                                                               Chief Operating Officer of
                                                               Carson, Inc. from 1996 to 1998,
                                                               and Executive Vice President of
                                                               Global Marketing of Carson,
                                                               Inc. from 1995 to 1996. Ms.
                                                               Roche has been a Director of
                                                               SBC since October 1998. She
                                                               served as a Director of
                                                               Southern New England
                                                               Telecommunications Corporation
                                                               from May 1997 to October 1998.
                                                               She is a Director of
                                                               Anheuser-Busch Companies, Inc.
                                                               and Tupperware Corporation.
James E. Barnes..............  Member of the Audit Committee   Chairman of the Board,
  Chairman of the Board,       and the Corporate Development   President and Chief Executive
  President and Chief          Committee.                      Officer of MAPCO Inc., Tulsa,
  Executive Officer (Retired)                                  Oklahoma, from 1986 until 1998.
  MAPCO Inc.                                                   Mr. Barnes has been a Director
  No Business Address                                          of SBC since November 1990. Mr.
                                                               Barnes is a Director of BOK
                                                               Financial Corporation; Parker
                                                               Drilling Company; and Stilwell
                                                               Financial Inc.
Edward E. Whitacre, Jr.......  Chairman of the Executive       Chairman of the Board and Chief
                               Committee and a member of the   Executive Officer of SBC and
                               Corporate Development           has served in this capacity
                               Committee and the Finance/      since January 1990. Mr.
                               Pension Committee.              Whitacre has been a Director of
                                                               Anheuser-Busch Companies, Inc.;
                                                               Burlington Northern Santa Fe
                                                               Corporation; Emerson Electric
                                                               Co.; and The May Department
                                                               Stores Company.

                                                               PRESENT PRINCIPAL OCCUPATION OR
                                                                  EMPLOYMENT AND FIVE-YEAR
    NAME AND CITIZENSHIP                 OFFICE(S)                   EMPLOYMENT HISTORY
    --------------------                 ---------             -------------------------------
August A. Busch, III.........  Member of the Corporate         Chairman of the Board and
  Chairman of the Board and    Development Committee, the      President of Anheuser-Busch
  President                    Executive Committee and the     Companies, Inc., St. Louis,
  Anheuser-Busch Companies,    Human Resources Committee.      Missouri. Mr. Busch has been
  Inc.                                                         Director of SBC since October
  One Busch Place                                              1983. He served as a Director
  St. Louis, Missouri                                          of Southwestern Bell Telephone
  63118-1852                                                   Company from 1980 to 1983. Mr.
                                                               Busch is a Director of
                                                               Anheuser-Busch Companies, Inc.
                                                               and Emerson Electric Co., and
                                                               an Advisory Member of the Board
                                                               of Directors of Grupo Modelo,
                                                               S.A. de C.V.
William P. Clark.............  Member of the Corporate         Senior Counsel to Clark, Cali
  Senior Counsel               Development Committee and the   and Negranti, Attorneys at Law,
  Clark, Call and Negranti     Corporate Public Policy and     San Luis Obispo, California,
  Attorneys at Law             Environmental Affairs           and has served in this capacity
  1031 Pine Street             Committee.                      since 1996. He is also Chief
  Paso Robles, California                                      Executive Officer of Clark
  93446-2537                                                   Company, Paso Robles,
                                                               California. He is a retired
                                                               California Supreme Court
                                                               Justice and former Secretary of
                                                               the United States Department of
                                                               the Interior. Judge Clark has
                                                               been a Director of SBC since
                                                               April 1997. He served as a
                                                               Director of Pacific Telesis
                                                               Group from 1985 to 1997. He is
                                                               a Director of The Irish
                                                               Investment Fund, Inc.

                                                               PRESENT PRINCIPAL OCCUPATION OR
                                                                  EMPLOYMENT AND FIVE-YEAR
    NAME AND CITIZENSHIP                 OFFICE(S)                   EMPLOYMENT HISTORY
    --------------------                 ---------             -------------------------------
Lynn M. Martin...............  Member of the Corporate         Chair of the Council for the
  Chair of the Council for     Public Policy and               Advancement of Women and
  the Advancement of Women     Environmental Affairs           Advisor to the firm of Deloitte
  Advisor to the Firm          Committee and the Finance/      & Touche LLP, Chicago,
  Deloitte & Touche LLP        Pension Committee.              Illinois, and is a professor at
  Two Prudential Plaza                                         the J.L. Kellogg Graduate
  180 North Stetson Avenue,                                    School of Management,
  Suite 2000                                                   Northwestern University. Ms.
  Chicago, Illinois                                            Martin served as U.S. Secretary
  60601-6779                                                   of Labor from 1991 to 1993, and
                                                               as a member of the U.S. House
                                                               of Representatives from
                                                               Illinois from 1981 to 1991. Ms.
                                                               Martin has been a Director of
                                                               SBC since October 1999. She
                                                               served as a Director of
                                                               Ameritech Corporation from 1993
                                                               to 1999. She is a Director of
                                                               certain Dreyfus Funds; Harcourt
                                                               General, Inc.; The Procter &
                                                               Gamble Company, Ryder System,
                                                               Inc.; and TRW Inc.
Mary S. Metz.................  Member of the Audit Committee   President of S.H. Cowell
  President                    and the Corporate Public        Foundation, San Francisco,
  S. H. Cowell Foundation      Policy and Environmental        California, and has served in
  120 Montgomery Street,       Affairs Committee.              this capacity since 1999. Dr.
  Suite 2570                                                   Metz was Dean of University
  San Francisco, California                                    Extension of the University of
  94104-4335                                                   California, Berkeley, from July
                                                               1991 until August 1998, and is
                                                               President Emerita of Mills
                                                               College. Dr. Metz has been a
                                                               Director of SBC since April
                                                               1997. She served as a Director
                                                               of Pacific Telesis Group from
                                                               1986 to 1997. She is a Director
                                                               of Longs Drug Stores
                                                               Corporation; Pacific Gas and
                                                               Electric Company; Sodexho
                                                               Marriott Services, Inc., and
                                                               UnionBanCal Corporation.

                                                               PRESENT PRINCIPAL OCCUPATION OR
                                                                  EMPLOYMENT AND FIVE-YEAR
    NAME AND CITIZENSHIP                 OFFICE(S)                   EMPLOYMENT HISTORY
    --------------------                 ---------             -------------------------------
Laura D'Andrea Tyson.........  Member of the Audit Committee   Dean of the Walter A. Haas
  BankAmerica Dean             and the Finance/Pension         School of Business at the
  Walter A. Haas School of     Committee.                      University of California at
  Business                                                     Berkeley, and has served in
  University of California,                                    this capacity since 1998. Dr.
  Berkeley                                                     Tyson served as Professor of
  545 Student Services                                         Economics and Business
  Building 1900                                                Administration at the
  Berkeley, California 94720-                                  University of California at
  1900                                                         Berkeley from 1997 to 1998. She
                                                               served as National Economic
                                                               Adviser to the President of the
                                                               United States from 1995 to 1996
                                                               and as Chair of the White House
                                                               Council of Economic Advisers
                                                               from 1993 to 1995. Dr. Tyson
                                                               has been a Director of SBC
                                                               since October 1999. She served
                                                               as a Director of Ameritech
                                                               Corporation from 1997 to 1999.
                                                               She is a Director of Eastman
                                                               Kodak Company; Fox
                                                               Entertainment Group, Inc.;
                                                               Human Genome Sciences, Inc.,
                                                               and Morgan Stanley Dean Witter
                                                               & Co.

                                                               PRESENT PRINCIPAL OCCUPATION OR
                                                                  EMPLOYMENT AND FIVE-YEAR
    NAME AND CITIZENSHIP                 OFFICE(S)                   EMPLOYMENT HISTORY
    --------------------                 ---------             -------------------------------
Gilbert F. Amelio............  Member of the Corporate         General Partner, Chairman and
  Chairman and CEO,            Public Policy and               Chief Executive Officer of
  Beneventure Capital          Environmental Affairs           Beneventure Capital, San
  Senior Partner, Sienna       Committee and the Finance/      Francisco, California, and has
  Ventures                     Pension Committee.              held this position since March
  P.O. Box 51748                                               2000. He is also Chairman and
  Irvine, California                                           Chief Executive Officer of each
  92619-1748                                                   of AmTech, LLC and AmTech
                                                               Capital, LP, San Francisco,
                                                               California, and has served as
                                                               such since 1999. Dr. Amelio was
                                                               Principal of Aircraft Ventures,
                                                               LLC from 1997 to 1999 and
                                                               Partner and Director of The
                                                               Parkside Group, LLC from 1998
                                                               to 1999. Dr. Amelio was
                                                               Chairman of the Board and Chief
                                                               Executive Officer of Apple
                                                               Computer, Inc. from 1996 to
                                                               1997. He was Chairman of the
                                                               Board, Chief Executive Officer
                                                               and President of National
                                                               Semiconductor Corporation from
                                                               1991 to 1996. Dr. Amelio was
                                                               elected a Director of SBC in
                                                               February 2001 and had
                                                               previously served as an
                                                               Advisory Director of SBC from
                                                               April 1997 to February 2001. He
                                                               served as a Director of Pacific
                                                               Telesis Group from 1995 to
                                                               1997. He is a Director of Phase
                                                               Metrics, Inc.
Clarence C. Barksdale........  Chairman of the Audit           Vice Chairman, Board of
  Vice Chairman, Board of      Committee and a member of the   Trustees, Washington
  Trustees                     Corporate Public Policy and     University, St. Louis,
  Washington University        Environmental Affairs           Missouri. Mr. Barksdale was
  7425 Forsyth Boulevard       Committee.                      Chairman of the Board and Chief
  St. Louis, Missouri                                          Executive Officer of Centerre
  63105-2198                                                   Bancorporation from 1978 to
                                                               1988 and Chairman of the Board
                                                               of Centerre Bank N.A. from 1976
                                                               to 1988. Mr. Barksdale was Vice
                                                               Chairman of Boatmen's
                                                               Bancshares, Inc. from January
                                                               through June 1989. He has been
                                                               a Director of SBC since October
                                                               1983. Mr. Barksdale served as a
                                                               Director of Southwestern Bell
                                                               Telephone Company from 1982 to
                                                               1983.

                                                               PRESENT PRINCIPAL OCCUPATION OR
                                                                  EMPLOYMENT AND FIVE-YEAR
    NAME AND CITIZENSHIP                 OFFICE(S)                   EMPLOYMENT HISTORY
    --------------------                 ---------             -------------------------------
Martin K. Eby, Jr............  Member of the Audit Committee   Chairman of the Board and Chief
  Chairman of the Board and    and the Finance/Pension         Executive Officer of the Eby
  Chief Executive Officer      Committee.                      Corporation, Wichita, Kansas.
  The Eby Corporation                                          Mr. Eby has been a Director of
  P.O. Box 1679                                                SBC since June 1992. He is a
  Wichita, Kansas 67201-1679                                   Director of Intrust Bank, N.A.
                                                               and Intrust Financial
                                                               Corporation.
Charles F. Knight............  Chairman of the Corporate       Chairman of the Board of
  Chairman of the Board        Development Committee and a     Emerson Electric Co., St.
  Emerson                      member of the Executive         Louis, Missouri. Mr. Knight was
  8000 West Florissant         Committee and the Finance/      Chief Executive Officer of
  P.O. Box 4100                Pension Committee.              Emerson Electric Co. from 1986
  St. Louis, Missouri                                          to 2000. Mr. Knight has been a
  63136-8506                                                   Director of SBC since October
                                                               1983. He served as a Director
                                                               of Southwestern Bell Telephone
                                                               Company from 1974 to 1983. Mr.
                                                               Knight is a Director of
                                                               Anheuser-Busch Companies, Inc.;
                                                               BP Amoco p.l.c.; Emerson
                                                               Electric Co.; International
                                                               Business Machines Corporation;
                                                               and Morgan Stanley Dean Witter
                                                               & Co.
Toni Rembe...................  Member of the Corporate         Partner in the law firm of
  Pillsbury Winthrop LLP       Development Committee and the   Pillsbury Winthrop LLP, San
  P.O. Box 7880                Corporate Public Policy and     Francisco, California. Ms.
  San Francisco, California    Environmental Affairs           Rembe was elected a Director of
  94120-7880                   Committee.                      SBC in January 1998 and had
                                                               previously served as an
                                                               Advisory Director of SBC from
                                                               April 1997 to January 1998. She
                                                               served as a Director of Pacific
                                                               Telesis Group from 1991 to
                                                               1997. She is a Director of
                                                               AEGON N.V. and Potlatch
                                                               Corporation.

                                                               PRESENT PRINCIPAL OCCUPATION OR
                                                                  EMPLOYMENT AND FIVE-YEAR
    NAME AND CITIZENSHIP                 OFFICE(S)                   EMPLOYMENT HISTORY
    --------------------                 ---------             -------------------------------
Ing. Carlos Slim Helu........  Member of the Corporate         Chairman of the Board of Carso
  (Mexican citizen)            Public Policy and               Global Telecom, S.A. de C.V.,
  Parque via 190               Environmental Affairs           Mexico City, Mexico, and
  Colonial Cuauntenore, 06599  Committee and Finance/Pension   Chairman of the Board of
  Mexico, D.F. Mexico          Committee.                      Telefonos de Mexico, S.A. de
  Chairman of the Board                                        C.V. He also has been Chairman
  Carso Global Telecom, S.A.                                   of the Board of America Movil,
  de C.V.                                                      S.A. de C.V. since September
  Palmas 736                                                   2000. He is Chairman Emeritus
  Col. Lomas de Chapultepec                                    of Grupo Carso, S.A. de C.V.,
  11000 Mexico, D.F.                                           having served as Chairman of
                                                               the Board of Grupo Carso from
                                                               1980 to 1998. Mr. Slim has been
                                                               a Director of SBC since
                                                               September 1993. He is a
                                                               Director of America Movil, S.A.
                                                               de C.V.; Carso Global Telecom,
                                                               S.A. de C.V.; Grupo Financiero
                                                               Inbursa, S.A. de. C.V.; Philip
                                                               Morris Companies Inc.; and
                                                               Telefonos de Mexico, S.A. de
                                                               C.V.
Patricia P. Upton............  Chairwoman of the Corporate     President and Chief Executive
  President and Chief          Public Policy and               Officer of Aromatique, Inc.,
  Executive Officer            Environmental Affairs           Heber Springs, Arkansas. Ms.
  Aromatique, Inc.             Committee.                      Upton has been a Director of
  P.O. Box 1500                                                SBC since June 1993.
  Heber Springs, Arkansas
  72543-1500

                       SBC INTERNET COMMUNICATIONS, INC.

                        DIRECTORS AND EXECUTIVE OFFICERS

                                                               PRESENT PRINCIPAL OCCUPATION OR
                                                                  EMPLOYMENT AND FIVE-YEAR
NAME AND CITIZENSHIP                     OFFICE(S)                   EMPLOYMENT HISTORY
--------------------                     ---------             -------------------------------
John H. Atterbury............  Chairman of the Board           Mr. Atterbury has held
                                                               high-level managerial positions
                                                               with SBC or its subsidiaries
                                                               for more than the past five
                                                               years, most recently as Group
                                                               President for SBC since June
                                                               2001.
Richard C. Dietz.............  President and Director          Mr. Dietz has held various
                                                               management positions within SBC
                                                               or its subsidiaries for more
                                                               than the past five years.
A. Dale Robertson............  Vice President and Director     Mr. Robertson has held various
                                                               management positions within SBC
                                                               or its subsidiaries for more
                                                               than the past five years.
Karol Sweitzer...............  Chief Financial Officer         Ms. Sweitzer has held various
                                                               management positions within SBC
                                                               or its subsidiaries for more
                                                               than the past five years.
Keith J. Epstein.............  Secretary                       Mr. Epstein has held various
                                                               management positions within SBC
                                                               or its subsidiaries for more
                                                               than the past five years.
Jim G. McGuire...............  Treasurer                       Mr. McGuire has held various
                                                               management positions within SBC
                                                               or its subsidiaries for more
                                                               than the past five years.
Carl J. Strutz...............  Assistant Treasurer             Mr. Strutz has held various
                                                               management positions within SBC
                                                               or its subsidiaries for more
                                                               than the past five years.

                                                                      SCHEDULE B

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth (i) the current ownership of Shares and (ii) the purchases of Shares, by Purchaser and SBC (including their respective directors and executive officers) during the past 60 days.

                                                    SECURITIES OWNERSHIP     SECURITIES TRANSACTIONS
FILING PERSON(S)                                 (NUMBER AND PERCENTAGE)(1)     FOR PAST 60 DAYS
----------------                                 --------------------------  -----------------------
SBC Communications Inc.........................    61,250 Class A Common         None
                                                        Stock; .05%
SBC Internet Communications, Inc...............  1 Class B Common Stock(2)       None
Karen E. Jennings (SBC Officer)................  400 Class A Common Stock         (3)
Carlos Slim Helu(4)............................     41,910,111 Class A            (6)
                                                    Common Stock; 34.3%
Carso Global Telecom
  Palmas 736
  Col. Lomas de Chapultepec
  11000 Mexico, D.F.
  Mexico.......................................     41,910,111 Class A            (6)
                                                    Common Stock; 34.3%
Telmex Financial Ventures, LLC(5)
  Parque via 190
  Colonia Cuauhteoc
  06599 Mexico, D.F.
  Mexico.......................................     12,513,200 Class A            (6)
                                                    Common Stock; 10.2%

     In the past two years, SBC and SBC Internet have not acquired any securities of Prodigy, except for (i) the Shares acquired by SBC and SBC Internet in their initial investment in Prodigy and (ii) the Shares acquired in connection with Prodigy's merger with FlashNet Communications, Inc. See "Special Factors -- Terms of Prodigy's Strategic Relationship with SBC" and "Special Factors -- Implementation and Modifications to Operating Relationships".
---------------

(1) Percentages based on total voting power of all outstanding shares of Class A and Class B common stock.

(2) The 1 share of Class B common stock entitles the record holder thereof to 51,843,631 votes.

(3) Mrs. Jennings is the beneficial owner of 400 shares owned by her husband.

(4) Mr. Slim and members of his family own a majority of the outstanding voting securities of CGT. CGT and other entities controlled by the Slim Family may be deemed to control Telmex. Thus, Mr. Slim's shares consist of the holdings of CGT and Telmex.

(5) Telmex Financial Ventures is a wholly owned subsidiary of Telmex. Telmex, therefore, may be deemed to beneficially own 10.2% of Prodigy's voting stock.

(6) SBC is not aware of any securities transactions by the Telmex Affiliates in the last 60 days.

                                                                      SCHEDULE C

              SUMMARY OF PRODIGY FINANCIAL MODELS AND PROJECTIONS

                          PRODIGY MANAGEMENT BASE CASE

                         2000    2001     2002     2003     2004     2005     2006     2007     2008     2009     2010
                         -----   -----   ------   ------   ------   ------   ------   ------   ------   ------   ------
                                                       (IN MILLIONS EXCEPT PER SUB DATA)
Revenue................  $ 414   $ 884   $1,529   $2,307   $2,987   $3,653   $4,335   $4,982   $5,546   $6,088   $6,692
EBITDA.................  $ (99)  $(173)  $   15   $  266   $  536   $  777   $1,019   $1,276   $1,524   $1,690   $1,879
Net Income.............  $(181)  $(343)  $ (219)  $   36   $  284   $  461   $  642   $  840   $1,046   $1,198   $1,372
Cash
Available/(Required)...  $ (74)  $(216)  $ (105)  $  189   $  474   $1,033   $1,675   $2,490   $3,500   $4,670   $6,010
DSL Non-Subscription
  Revenue/Sub..........  $0.12   $3.61   $ 7.95   $ 9.28   $ 9.93   $10.43   $10.95   $11.50   $12.07   $12.88   $13.31

                 Discounted Cash Flow Valuation = $4.36 Billion

                                 SBC BASE CASE

                        2000     2001     2002     2003     2004     2005     2006     2007     2008     2009     2010
                        -----   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
                                                       (IN MILLIONS EXCEPT PER SUB DATA)
Revenue...............  $ 426   $1,060   $1,694   $2,369   $2,903   $3,332   $3,744   $4,162   $4,565   $5,018   $5,527
EBITDA................  $(103)  $ (182)  $  (66)  $   60   $  320   $  505   $  661   $  829   $  979   $1,089   $1,214
Net Income............  $(189)  $ (348)  $ (289)  $  (92)  $  151   $  276   $  382   $  491   $  583   $  649   $  725
Cash
Available/(Required)..  $  (3)  $ (234)  $ (131)  $    7   $  125   $  445   $  657   $  848   $  938   $1,011   $1,095
DSL Non-Subscription
  Revenue/Sub.........  $0.12   $ 2.25   $ 3.88   $ 5.88   $ 7.62   $ 9.01   $10.12   $11.07   $11.77   $12.52   $13.33

                 Discounted Cash Flow Valuation = $2.87 Billion

                            SBC DEFERRED BOUNTY CASE

                       2000     2001     2002     2003     2004     2005     2006     2007     2008     2009     2010
                       -----   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
                                                      (IN MILLIONS EXCEPT PER SUB DATA)
Revenue..............  $ 426   $1,052   $1,698   $2,373   $2,903   $3,332   $3,744   $4,162   $4,565   $5,018   $5,527
EBITDA...............  $(103)  $ (178)  $  (65)  $   60   $  320   $  505   $  661   $  829   $  979   $1,089   $1,214
Net Income...........  $(187)  $ (340)  $ (276)  $  (70)  $  170   $  290   $  396   $  504   $  596   $  664   $  741
Cash
  Available/(Required).. $  58 $  (68)  $   83   $   49   $  261   $  486   $  879   $1,032   $1,149   $1,256   $1,378
DSL Non-Subscription
  Revenue/Sub........  $0.12   $ 2.25   $ 3.88   $ 5.88   $ 7.62   $ 9.01   $10.12   $11.07   $11.77   $12.52   $13.33

                 Discounted Cash Flow Valuation = $3.23 Billion

                               SBC WHOLESALE CASE

                         2000    2001    2002     2003     2004     2005     2006     2007     2008     2009     2010
                         -----   -----   -----   ------   ------   ------   ------   ------   ------   ------   ------
                                                       (IN MILLIONS EXCEPT PER SUB DATA)
Revenue................  $ 426   $ 549   $ 834   $1,164   $1,422   $1,667   $1,889   $2,097   $2,292   $2,512   $2,760
EBITDA.................  $ (58)  $ (35)  $  50   $  173   $  340   $  484   $  602   $  720   $  826   $  910   $1,007
Net Income.............  $(161)  $(254)  $(204)  $    2   $  187   $  281   $  360   $  434   $  496   $  547   $  605
Cash
 Available/(Required)..  $  48   $ (36)  $ 150   $  180   $  488   $  767   $  964   $1,026   $1,085   $1,139   $1,200
DSL Non-Subscription
  Revenue/Sub..........  $0.12   $2.25   $3.88   $ 5.88   $ 7.62   $ 9.01   $10.12   $11.07   $11.77   $12.52   $13.33

                 Discounted Cash Flow Valuation = $2.97 Billion

                                                                      SCHEDULE D

                EXCERPTS FROM THE GENERAL CORPORATION LAW OF THE
                  STATE OF DELAWARE RELATING TO THE RIGHTS OF
                DISSENTING STOCKHOLDERS PURSUANT TO SECTION 262

     262 APPRAISAL RIGHTS. -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word 'stockholder' means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words 'stock' and 'share' mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words 'depository receipt' mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except;

     a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

     b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

     c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

     d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to section 228 or section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (c) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

     Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each stockholder of Prodigy or his broker-dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:

                    American Stock Transfer & Trust Company

           By Mail:                  By Overnight Courier:                 By Hand:
        59 Maiden Lane                  59 Maiden Lane                  59 Maiden Lane
          Plaza Level                     Plaza Level                     Plaza Level
      New York, NY 10038              New York, NY 10038              New York, NY 10038

          By Facsimile Transmission (For Eligible Institutions Only):

                                 (718) 234-5001

                Confirm Receipt of Facsimile by Telephone Only:

                                 (800) 937-5449
                                 (718) 921-8200

     Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                #Georgeson Logo#
                          17 STATE STREET, 10TH FLOOR
                            NEW YORK, NEW YORK 10004
                        BANKS AND BROKERS CALL COLLECT:
                                 (212) 440-9800
                           ALL OTHERS CALL TOLL-FREE:
                                 (800) 223-2064

                     The Dealer Managers for the Offer are:

                              GOLDMAN, SACHS & CO.
                                85 BROAD STREET
                            NEW YORK, NEW YORK 10004
                         (212) 902-1000 (CALL COLLECT)
                        (800) 323-5678 (CALL TOLL FREE)